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TABLE OF CONTENTS Prospectus Supplement

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-157166

SUBJECT TO COMPLETION DATED JULY 14, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated February 23, 2009)

$100,000,000

Central Pacific Financial Corp.
Common Stock

        We are offering $100,000,000 in aggregate public offering price of our common stock, no par value per share. We have granted the underwriter an option to purchase up to an additional $15,000,000 in aggregate public offering price of our common stock to cover over-allotments, if any.

        Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "CPF." The last reported sale price of our common stock on July 13, 2009 was $3.53 per share.

        You should read both this prospectus supplement and the accompanying prospectus, as well as any documents incorporated by reference in this prospectus supplement and/or the accompanying prospectus, before you make your investment decision.

        Investing in our common stock involves risks. You should carefully consider the risks described under "Risk Factors" beginning on page S-10 of this prospectus supplement and page 5 of the accompanying prospectus before making any decision to invest in our common stock.

	Per Share	Total
Public offering price	$		$100,000,000
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        The underwriters expect to deliver shares of common stock in book-entry form only, through the facilities of The Depository Trust Company against payment on or about July             , 2009.

        None of the Securities and Exchange Commission, the Hawaii Division of Financial Institutions (the "DFI"), the Federal Deposit Insurance Corporation (the "FDIC"), the Board of Governors of the Federal Reserve System, any state securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The shares of common stock offered by this prospectus supplement are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency.

The date of this prospectus supplement is July     , 2009

Prospectus Supplement

Prospectus

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information, and you should not rely on any information not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We, and the underwriters, are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the shares of our common stock. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference in them, you should rely on the information in the document with the latest date.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        Unless the context indicates otherwise, all references in this prospectus supplement to "we," "us" and "our" refer to Central Pacific Financial Corp. and its subsidiaries, including Central Pacific Bank, on a consolidated basis. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a shelf registration process. Under the shelf registration process, we may offer shares of common stock and other securities specified in the accompanying prospectus for an aggregate maximum offering price of $165 million in one or more offerings. The shelf registration statement also registered 135,000 shares of our fixed rate cumulative perpetual preferred stock, a warrant to purchase 1,585,748 shares of our common stock and shares of common stock issuable from time to time upon exercise of such warrant for resale by the United States Department of Treasury ("U.S. Treasury") or its transferees.

        Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under "Where You Can Find More Information" on page S-40 of this prospectus supplement before investing in our common stock.

PROSPECTUS SUPPLEMENT SUMMARY

        This prospectus supplement summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing in our common stock. To understand this offering fully, you should carefully read this entire prospectus supplement, including the "Risk Factors" section beginning on page S-10, the accompanying prospectus and the information incorporated by reference herein and therein, including our consolidated financial statements and the accompanying notes included in our filings with the SEC. Unless otherwise indicated, all share information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

Our Company

        Central Pacific Financial Corp. ("CPF") is one of the largest financial institutions headquartered in Honolulu, Hawaii, with $5.5 billion in assets and $4.0 billion in total deposits as of June 30, 2009. Through our bank and its subsidiaries, we offer full-service commercial banking with 39 bank branches and more than 100 ATMs located throughout the State of Hawaii. Our administrative and main offices are located in Honolulu, and we have a total of 32 branches on the island of Oahu. We operate four branches on the island of Maui, two branches on the island of Hawaii and one branch on the island of Kauai. We also have offices in California serving customers there. Our principal executive office is located at 220 South King Street, Honolulu, Hawaii 96813, telephone number: (808) 544-0500.

        Our insured depositary subsidiary, Central Pacific Bank, is a full-service community bank offering a broad range of banking products and services. We accept time and demand deposits and originate loans, including commercial loans, construction loans, mortgage loans for commercial and residential properties and consumer loans. We derive our income primarily from the interest and fees we receive on loans we originate, interest on investment securities we own and fees received in connection with deposit and other services. The majority of our operating expenses arise from the interest paid by our bank on deposits and borrowings, salaries and employee benefits and general operating expenses. Our bank relies on a foundation of locally generated deposits. Our operations, like those of other financial institutions that operate in our markets, are significantly influenced by economic conditions in the States of Hawaii and California, including the condition of the real estate market in those states.

        We are committed to maintaining a premier, relationship-based community bank in Hawaii that serves the needs of small to medium-sized businesses and the owners and employees of those businesses. We aim to deliver a focused set of value-added products and services that satisfy the primary needs of our customers, and we emphasize superior customer service and the importance of strong customer relationships. We provide our customers with an array of commercial and consumer loan products, including residential mortgages, commercial real estate and construction financing, as well as commercial and consumer loans. At June 30, 2009, our loan and lease portfolio totaled $3.7 billion, which was comprised of $2.9 billion in our Hawaii loan portfolio, $0.7 billion in our California portfolio, and $0.1 billion in our Washington portfolio. In addition to our lending products, we also offer a full array of deposit products and services including checking, savings and time deposits, cash management and internet banking services, wealth management, trust services and retail brokerage services. At June 30, 2009, our total deposits were $4.0 billion, which included $3.2 billion of non-interest-bearing demand, interest-bearing demand and savings deposits and certificates of deposit less than $100,000, which we refer to as our core deposits.

        Due to the continued slowdown in economic activity in the markets we serve, increased charge-offs in our commercial real estate portfolio and our ongoing efforts to improve liquidity, our loan and lease portfolio decreased by $130.4 million from March 31, 2009 to June 30, 2009, comprised of decreases in our Hawaii and California loan portfolios of $53.1 million and $77.7 million, respectively, partially offset by an increase of $0.4 million in our Washington portfolio. At the same time, from March 31,

2009 to June 30, 2009, our core deposits increased by $201.7 million and total deposits increased by $189.6 million. During the second quarter of 2009, a large customer of our bank converted at our request $225.7 million of time deposits into repurchase agreements, which was not reflected in the total deposits amount as of June 30, 2009. The increase in our deposits was fueled by strong growth in our Super Savings product.

Our Strategy

        As the economic conditions in which we operate continue to deteriorate, we have realigned our strategy to best position ourselves to emerge from this financial crisis. Despite these challenging times, our core values, mission and vision have not changed. To guide us through the current turmoil and ensure the long-term sustainability of our franchise, we have developed and implemented a dual strategy focused on growing core deposits and reducing the risk in our existing loan portfolio. We have made tactical changes within our organization to adapt to this strategic focus and the economic conditions we are facing. Consistent with this overall strategy, specific areas of focus are:

  •
  Expand Operations in Hawaii.  We are focusing our efforts on expanding our business operations in Hawaii. We have implemented a community-based banking model, which empowers our employees to become fully integrated within defined communities in Hawaii. The objective of community-based banking is to create and sustain an environment built on developing long-term profitable customer relationships through exceptional people, competitive products, and high-touch customer service. Despite the deteriorating local economy, we believe this strategy will provide us with a competitive advantage in responding to our customers and will allow us to capitalize on new business opportunities.

  •
  Continue to Grow Deposits, Particularly Core Deposits.  We are growing and intend to continue growing our core deposit base. We differentiate ourselves from our local competitors through high-quality service and innovative products that meet our customers' needs, like our Super Savings, Exceptional Checking and Free Plus Checking. In addition, the maintenance of a broad branch and ATM network in the State of Hawaii and our cash management services afford us the opportunity to gather other retail and commercial deposits.

  •
  Focus on Liquidity.  In light of these challenging economic times, we have established and implemented a framework to drive a careful and disciplined approach to managing our balance sheet. The overall objective of this approach is to maintain adequate liquidity and ensure the long-term sustainability of our organization. We have employed a number of measures to improve liquidity, which include reducing our reliance on non-core funding sources and decreasing our loan-to-deposit ratio from 103.0% at December 31, 2008 to 93.0% at June 30, 2009.

  •
  Preserve Asset Quality and Strengthen Risk Management Infrastructure.  We plan to improve asset quality and are continuing to execute a disciplined approach to identifying and managing problem or potentially problematic loans, as well as closely controlling our balance sheet growth. Our approach includes the enforcement of a conservative lending culture and strict underwriting guidelines. Specifically, in June 2009, we appointed a new interim Chief Credit Officer with more than 28 years of Credit Administration and Risk Management experience. Additionally, we have reassigned a number of senior management personnel to focus exclusively on monitoring our loan portfolio and working closely with our borrowers during this challenging economic environment. These additional resources have allowed us to place a greater focus on proactively managing our credit relationships to minimize portfolio degradation and to work closely with those credits showing signs of potential weakness. Some of the steps we are taking to manage our credit relationships include pursuing workouts and loan modifications, reducing commitments, increasing collateral, and strengthening guarantees. We have recently completed a thorough review of our loan portfolio under the supervision of our Chief Credit Officer and we are continuing to identify and examine opportunities to reduce our problem assets through loan sales, restructurings and paydowns. Beyond improving our asset quality, we also plan to bolster our overall enterprise risk management function. During the first half of 2009, we laid the groundwork to adopt and implement a centralized enterprise risk management function dedicated to identifying and responding to all forms of risk facing our institution. The objective of our enterprise risk management function is to establish a culture of risk identification and assessment that enables us to make judicious use of our resources while balancing risk and creating shareholder value.

  •
  Downsize Our Mainland Operations.  To reduce our mainland credit exposure in the weakened California real estate market, we have ceased making new loans in California and continue to decrease our mainland loan portfolio. In addition, we have significantly reduced our mainland operations and transferred various functions to our Hawaii offices. Given the continuing uncertainty of the California real estate market, we believe this approach is the most appropriate.

  •
  Enhance Operating Efficiency.  We have always sought to run our organization as efficiently as possible without sacrificing the high-touch, personalized service that our customers have come to expect from us. Our weighted average efficiency ratio from 2006 through the first half of 2009 of 52.08% reflects our efforts in this area. While our non-interest expense has been adversely impacted by credit related charges and costs associated with the maintenance and disposition of certain mainland assets, we will continue to look for ways to maintain and improve our operating efficiency by identifying and implementing process improvements, enforcing a culture of financial discipline, maximizing resources and prioritizing commitments. Specifically, as mentioned above, we have downsized our mainland operations and continue to look for ways to increase efficiency by implementing cost saving technology improvements, realigning operating processes to enhance workflow, and further streamlining our operations through the selective restructuring of certain functions within our bank. In addition, our executive management team took a 10% reduction in base pay and did not receive cash bonuses in 2007 and 2008. Furthermore, our directors took a 20% reduction in their retainer fees and we did not grant annual merit increases or incentive compensation to the majority of our employees during 2008.

  •
  Diversify and Expand Non-Interest Income Sources.  We are diversifying our revenue stream by growing fee income and reducing our dependence on interest income. We are expanding our wealth management business segment and have hired two principals from Pacific Island Financial Management, LLP with over 20 years of asset management experience to complement our wealth management business; identifying ways to increase fee income from our core deposit base; continuing to invest in Central Pacific HomeLoans, our wholly owned subsidiary; and placing a greater emphasis on products and services that generate meaningful fee revenue.

Our Strengths

        We believe we are well positioned to take advantage of opportunities in our primary Hawaii market to grow core deposits and strengthen our loan portfolio.

  •
  Established Market Position in the Hawaii Market.  We have operated in the Hawaii market for over 50 years. Our deposit market share in Hawaii as of March 31, 2009 was 13.8%. We are positioned in the marketplace as a local community bank that is large enough to provide a wide range of banking services, yet small enough to deliver personalized service to our customer base.

  •
  Experienced Management Team.  Our management team includes executives with extensive experience in the banking industry in general, and specifically in the Hawaii market. Ronald K. Migita, our Chairman, President and Chief Executive Officer, has over forty years of banking experience, primarily with Hawaii-based banking institutions. Dean Hirata, our Vice Chairman and Chief Financial Officer, Blenn Fujimoto, our Vice Chairman overseeing the Hawaii Market, Denis Isono, our Executive Vice President of Operations, and Mary Weisman, our Executive Vice President and interim Chief Credit Officer, each have over 25 years of banking experience, a majority of which has been in our core Hawaii market.

  •
  Strong Core Deposit Base.  Our team of experienced commercial and retail bankers, diverse suite of products and services, and the convenience of our branch network have allowed us to establish a large, stable base of core deposits that provides cost-effective funding for our lending operations. At June 30, 2009, core deposits accounted for approximately 80.2% of our total deposits.

  •
  High-Quality Customer Service.  Our business model is designed to create a competitive advantage with high-touch, personalized customer service. Our goal is to provide the highest level of customer service to all of our customers by focusing on a relationship-based banking approach.

  •
  Innovative and Attractive Products and Services.  In addition to high-quality customer service, we differentiate ourselves with an innovative and diverse suite of products and services. Some of our flagship products include Super Savings, Exceptional Checking, Exceptional Money Market Savings and Free Plus Checking. Attractive deposit products such as those mentioned above led to growth in our core deposits of $374.9 million during the first two quarters of 2009.

  •
  Leading Hawaii Lender.  Our wholly owned subsidiary Central Pacific HomeLoans originates residential mortgages in the State of Hawaii. Through Central Pacific HomeLoans, we have established ourselves as the leading residential mortgage lender in the State of Hawaii.

Hawaii and California Markets

        Our operations are primarily concentrated in the States of Hawaii and California. Accordingly, our business performance is directly affected by conditions in the banking industry, macro economic conditions and the real estate market in those states.

        General economic conditions in Hawaii are expected to contract in 2009, albeit at a slower rate than the rest of the nation, according to the Hawaii Department of Business Economic Development & Tourism (the "DBEDT").

  •
  Gross Domestic Product.  The DBEDT projects the Hawaii gross domestic product ("GDP") to contract by 1.6% in 2009 compared to a contraction of 2.8% for the rest of the nation. GDP by state is derived as the sum of the GDP originating in all industries in the state. The estimates of real GDP are derived by applying national implicit price deflators by detailed industry to the current-dollar GDP estimates by detailed industry. Then, in order to capture the differences across states that reflect the relative differences in the mix of goods and services that the states produce, the same chain-type index formula used in the national accounts is used to calculate the estimates of total real GDP and real GDP by major industry.

  •
  Unemployment Rate.  Hawaii's unemployment rate ranks as the eighteenth lowest in the nation. According to the Hawaii Department of Labor and Industrial Relations, Hawaii's seasonally adjusted unemployment rate was 7.4% in May 2009, compared to 9.4% at the national level.

  •
  Housing Prices.  With size limitations of being an island state, Hawaii in general, and Honolulu in particular, are subject to tight housing market conditions. Median price levels in Hawaii have remained well above the national average while inventory overhang remains relatively low.

  •
  Military Spending.  According to the Military Affairs Council of the Chamber of Commerce of Hawaii, the U.S. Department of Defense is the second largest source of revenue to the state, after the tourism industry. Hawaii is the third ranked state in annual per capita federal defense expenditures of approximately $4,260 per person. Additionally, ongoing programs to privatize construction, renovation and operation of military housing are expected to contribute an additional $3.0 billion to Hawaii's economy over the next 8 to 10 years.

        California's economy is expected to contract as the effects of falling home prices, limited credit availability, shrinking equity values and growing unemployment continue to linger. The outlook for the California economy calls for negative growth in 2009, followed by weak growth in 2010 and improving slightly in 2011. According to the State of California Employment Development Department, California's unemployment rate increased to 11.5% in May 2009 and nonfarm jobs decreased by 4.9% from May 2008.

        The California Association of Realtors (the "CAR") reported that May 2009 unit home sales increased by 35.2%, while the median price plunged 30.4% from levels a year ago primarily driven by a significant rise in distressed sales in the low end of the housing market. The CAR expects this trend of slightly higher sales activity with declining median prices to continue for the remainder of 2009 as increases in distressed sales activity is anticipated and affordability for first-time buyers continues to increase.

Recent Developments

Second Quarter 2009 Results

        On July 14, 2009, we announced that we expect to report a net loss of approximately $33.0 million to $37.0 million, or approximately $1.22 to $1.35 per diluted common share, for the second quarter of 2009, compared to net income of $2.6 million, or $0.03 per diluted share, in the first quarter of 2009. The estimated net loss includes total credit costs of approximately $77.0 million to $83.0 million compared to $29.6 million in the first quarter of 2009.

        The higher credit costs are the result of an increase in the allowance for loan and lease losses in light of the challenging economic environment. We expect the allowance for loan and lease losses as a percentage of total loans to be approximately 4.4% to 4.6% at June 30, 2009, a significant increase from the March 31, 2009 level of 3.2%. In addition, we expect net loan charge-offs for the second quarter of 2009 to be approximately $28.0 million to $33.0 million compared to $24.3 million in the first quarter of 2009 and nonperforming assets to be approximately $256.0 million to $266.0 million at June 30, 2009 compared to $159.9 million at March 31, 2009. The increase in nonperforming assets was primarily due to the addition of four Hawaii residential construction loans totaling $36.4 million, five Hawaii commercial construction loans totaling $30.3 million and four California commercial construction loans totaling $25.1 million. We also expect accruing loans delinquent for 30 days or more to decrease from $107.9 million at March 31, 2009 to approximately $20 million to $22 million at June 30, 2009.

        Assuming a receipt of $100.0 million of gross proceeds from this offering, our pro forma Tier 1 risk-based capital, total risk-based capital and leverage capital ratios as of June 30, 2009 would have been approximately 15.6%, 16.9% and 12.5%, respectively, and our tangible common equity ratio would have been approximately 7.5%. We continue to exceed the capital levels required for a "well-capitalized" regulatory designation.

Stress Test

        We recently stress tested our loan portfolio utilizing the Supervisory Capital Assessment Program ("SCAP") methodology—the stress test methodology designed by the U.S. federal banking supervisors to ensure large bank holding companies have sufficient capital should the economy weaken more than expected. As defined in the SCAP methodology, the "Baseline" scenario assumed a path for the economy that followed the consensus forecast and the "More Adverse" scenario was a deeper and more protracted downturn than the consensus forecast. Following the completion of the offering, and based on certain assumptions and targets for our company which we currently believe are reasonable, we expect to have more than sufficient capital to absorb the potential losses in the "More Adverse" scenario of the SCAP test while maintaining "well capitalized" regulatory capital ratios.

Summary of the Offering

Issuer	Central Pacific Financial Corp., a Hawaii corporation
Common Stock Offered by Us(1)	$100,000,000 in aggregate public offering price
Common Stock to be Outstanding after this Offering(2)	shares
Use of Proceeds

We expect to receive net estimated proceeds from this offering of approximately $94.4 million, after deducting the estimated underwriting discounts and commissions and our estimated expenses (or approximately $108.6 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering for general corporate purposes which may include contributing all or substantially all the net proceeds to Central Pacific Bank.

NYSE Symbol	"CPF"

(1)
Does not include proceeds from sales of common stock that may be issued upon exercise of the underwriters' over-allotment option, which would result in up to an additional $15,000,000 in aggregate public offering price of our common stock issued.

(2)
The number of shares of common stock to be outstanding after the offering is based on actual shares outstanding as of June 30, 2009, and assumes no exercise of the underwriters' over-allotment option.

Risk Factors

        Investing in our common stock involves risks. You should carefully consider the information under "Risk Factors" beginning on page S-10 and page 5 of the accompanying prospectus the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock.

Summary Historical Financial Data

        Our summary consolidated financial data presented below as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 are derived from our audited consolidated financial statements. The summary consolidated financial data presented below as of and for the three months ended March 31, 2009 and March 31, 2008 are derived from our unaudited consolidated financial statements and consist of all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. Interim results are not necessarily indicative of year-end results. The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K/A for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC and incorporated herein by reference.

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share data)
Statement of Income Data:
Total interest income	$66,408	$81,125	$303,952	$349,877	$320,381	$263,250	$150,389
Total interest expense	19,935	30,268	101,997	137,979	109,532	66,577	30,217
Net interest income	46,473	50,857	201,955	211,898	210,849	196,673	120,172
Provision for loan and lease losses	26,750	34,272	171,668	53,001	1,350	3,917	2,083
Net interest income after provision for loan and lease losses	19,723	16,585	30,287	158,897	209,499	192,756	118,089
Other operating income	15,684	14,279	54,808	45,804	43,156	41,002	22,018
Goodwill impairment	—	—	94,279	48,000	—	—	—
Other operating expense (excluding goodwill impairment)	37,698	31,460	178,543	128,556	132,163	124,772	86,131
Income (loss) before income taxes	(2,291)	(596)	(187,727)	28,145	120,492	108,986	53,976
Income taxes	(4,920)	(2,254)	(49,313)	22,339	41,312	36,527	16,582
Net income (loss)	2,629	1,658	(138,414)	5,806	79,180	72,459	37,394
Balance Sheet Data (Year-End):
Interest-bearing deposits in other banks	$10,199	$106	$475	$241	$5,933	$9,813	$52,978
Investment securities(1)	940,738	879,570	751,297	881,254	898,358	925,285	850,821
Loans and leases	3,818,900	4,176,596	4,030,266	4,141,705	3,846,004	3,552,749	3,099,830
Allowance for loan and lease losses	122,286	72,108	119,878	92,049	52,280	52,936	50,703
Goodwill	152,689	244,702	152,689	244,702	298,996	303,358	284,712
Core deposit premium	25,407	28,082	26,076	28,750	31,898	35,795	49,188
Total assets	5,431,559	5,800,037	5,432,361	5,680,386	5,487,192	5,239,139	4,651,902
Core deposits(2)	2,978,464	2,723,288	2,805,347	2,833,317	2,860,926	2,814,435	2,716,973
Total deposits	4,002,573	3,780,021	3,911,566	4,002,719	3,844,483	3,642,244	3,327,026
Long-term debt	623,903	915,514	649,257	916,019	740,189	749,258	587,380
Total shareholders' equity	657,339	674,663	526,291	674,403	738,139	676,234	567,862
Per Common Share Data:
Basic earnings (loss) per common share	$0.03	$0.06	$(4.83)	$0.19	$2.60	$2.42	$1.90
Diluted earnings (loss) per common share	0.03	0.06	(4.83)	0.19	2.57	2.38	1.87
Cash dividends declared per common share	—	0.25	0.70	0.98	0.88	0.73	0.64
Book value per common share	18.42	23.50	18.32	23.45	24.04	22.22	20.17
Diluted weighted average shares outstanding (in thousands)	28,692	28,801	28,669	30,406	30,827	30,487	20,017
Financial Ratios:
Return on average assets	0.19%	0.12%	(2.45)%	0.10%	1.50%	1.48%	1.25%
Return on average shareholders' equity	1.70%	0.96%	(23.07)	0.77	11.16	11.16	12.37
Net income (loss) to average tangible shareholders' equity	2.40	1.59	(37.00)	1.35	21.01	22.88	18.45
Average equity to average assets	11.28	12.01	10.61	13.58	13.45	13.29	10.08
Efficiency ratio(3)	57.85	42.81	53.93	47.80	49.67	49.59	57.77
Net interest margin(4)	3.82	3.99	4.02	4.33	4.55	4.63	4.51
Net charge-offs to average loans	2.42	5.11	3.42	0.33	0.05	0.05	0.06
Nonperforming assets to total loans and leases, loans held for sale & other real estate(5)	4.10	2.78	3.52	1.47	0.23	0.35	0.35

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share data)
Allowance for loan and lease losses to total loans and leases	$3.20	$1.73	$2.97	$2.22	$1.36	$1.49	$1.64
Allowance for loan and lease losses to nonaccrual loans	85.30	61.76	90.43	149.57	583.61	421.77	492.79
Dividend payout ratio	N/A	416.67	N/A	515.79	33.85	30.17	33.68
Tangible common equity ratio(6)	6.66%	7.27%	6.59%	7.42%	7.90%	6.88%	5.42%
Leverage capital ratio(7)	11.3%	9.6%	8.8%	9.8%	10.9%	10.0%	8.11%
Tier 1 risk-based capital	13.9%	10.9%	10.4%	11.5%	12.3%	10.7%	9.67%
Total risk-based capital	15.2%	12.2%	11.7%	12.7%	13.6%	11.9%	10.93%

(1)
Held-to-maturity securities at amortized cost, available-for-sale securities at fair value.

(2)
Non-interest-bearing demand, interest-bearing demand and savings deposits, and time deposits under $100,000.

(3)
Efficiency ratio is derived by dividing other operating expense excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property, loss on investment transaction and loss on sale of commercial real estate loans by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions).

(4)
Computed on a taxable equivalent basis using an assumed income tax rate of 35%.

(5)
Nonperforming assets include nonaccrual loans, nonaccrual loans held for sale and other real estate.

(6)
Tangible common equity ratio is derived by dividing tangible equity by tangible assets.

(7)
Leverage capital ratio is derived by dividing Tier 1 capital by average assets.

RISK FACTORS

        Investing in our common stock involves risk. In deciding whether to invest in our common stock, you should carefully consider the risk factors set forth below, which should be read together with the risk factors and other disclosures in our Annual Report on Form 10-K/A for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and the accompanying prospectus. The risks and uncertainties described below and in these other documents are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our common stock and your investment could decline.

 Factors That May Affect Our Business

We have incurred significant losses and cannot assure you that we will be profitable.

        We incurred a net loss of $138.4 million, or $4.83 loss per common share, for the year ended December 31, 2008, and expect to incur a net loss of between $33.0 million and $37.0 million, or between $1.22 and $1.35 per diluted common share, for the quarterly period ended June 30, 2009 (and a related decrease in stockholders' equity as of such date), in each case due primarily to credit costs, including a significant provision for loan and lease losses. Although we have taken a significant number of steps to reduce our credit exposure, we likely will continue to incur significant credit costs through 2010 which we anticipate will continue to adversely impact our overall financial performance and results of operations.

Difficult economic and market conditions have adversely affected our industry.

        The global and U.S. economies continue to experience a protracted slowdown in business activity as a result of disruptions in the financial system, including a lack of confidence in the worldwide credit markets. Currently, the U.S. economy remains in the midst of one of its longest economic recessions since the Great Depression of the 1930s. Dramatic declines in the housing market, along with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions. General downward economic trends, reduced availability of commercial credit and increasing unemployment have negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs. Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other. This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. Financial institutions have experienced decreased access to deposits and borrowings. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price. We do not expect that the difficult conditions in the financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. In particular, we may face the following risks in connection with these events:

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  We potentially face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

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  The process we use to estimate losses inherent in our credit exposure requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans. The level of uncertainty concerning economic conditions may adversely affect the accuracy of our estimates which may, in turn, impact the reliability of the process.

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  We may be required to pay significantly higher premiums to the FDIC because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

Continued economic slowdowns in Hawaii, California or Washington would materially hurt our business.

        Our business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. The current deterioration in economic conditions in the United States generally, and in Hawaii, California and Washington in particular, could result in the following consequences, any of which would materially hurt our business:

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  Loan delinquencies may continue to increase;

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  Problem assets and foreclosures may continue to increase leading to more loan charge-offs;

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  Demand for our products and services may decline;

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  Low cost or non-interest bearing deposits may continue to decrease; and

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  Collateral for loans made by us, especially involving real estate, may continue to decline in value, in turn reducing customers' borrowing power and reducing the value of assets and collateral associated with our existing loans.

A large percentage of our real estate loans are construction loans which involve the additional risk that a project may not be completed, increasing the risk of loss.

        Approximately 30% of our real estate loan portfolio as of June 30, 2009 was comprised of construction loans. Sixty-three percent of these construction loans were in Hawaii, 30% in California and the remaining 7% in Washington. Repayment of construction loans is dependent upon the successful completion of the construction project, on time and within budget, and the successful sale of the completed project. If a borrower is unable to complete a construction project or if the marketability of the completed development is impaired, proceeds from the sale of the subject property may be insufficient to repay the loan. Further deterioration in any of the real estate markets we serve is likely to damage the marketability of these projects; as a result, we may incur loan losses which will adversely affect our results of operations.

Our ability to maintain adequate sources of funding and liquidity and required capital levels may be negatively impacted by the current economic environment which may, among other things, impact our ability to pay dividends or satisfy our obligations.

        Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of investments or loans, and other sources could have a substantial negative affect on our liquidity. Our access to funding sources in amounts adequate to finance our activities on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans or deposits are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

        The management of liquidity risk is critical to the management of our business and to our ability to service our customer base. In managing our balance sheet, our primary source of funding is customer deposits. Our ability to continue to attract these deposits and other funding sources is subject to variability based upon a number of factors including volume and volatility in the securities markets, our credit rating and the relative interest rates that we are prepared to pay for these liabilities. The availability and level of deposits and other funding sources is highly dependent upon the perception of the liquidity and creditworthiness of the financial institution, which perception can change quickly in response to market conditions or circumstances unique to a particular company. Concerns about our financial condition, or concerns about our credit exposure to other persons could adversely impact our sources of liquidity, financial position, including regulatory capital ratios, results of operations and our business prospects.

        If the level of deposits were to materially decrease, we would have to raise additional funds by increasing the interest that we pay on certificates of deposits or other depository accounts, seek other debt or equity financing or draw upon our available lines of credit. We rely on commercial and retail deposits, and to a lesser extent, brokered deposits, advances from the Federal Home Loan Bank of Seattle ("FHLB-Seattle") and the Fed discount window, to fund our operations. Although we have historically been able to replace maturing deposits and advances as necessary, we might not be able to replace such funds in the future if, among other things, our results of operations or financial condition or the results of operations or financial condition of the FHLB-Seattle or market conditions were to change.

        We constantly monitor our activities with respect to liquidity and evaluate closely our utilization of our cash assets; however, there can be no assurance that our liquidity or the cost of funds to us may not be materially and adversely impacted as a result of economic, market or operational considerations that we may not be able to control.

        In addition, Central Pacific Financial Corp. must provide for its own liquidity. Substantially all of Central Pacific Financial Corp.'s revenues are obtained from dividends declared and paid by Central Pacific Bank. If Central Pacific Bank is unable to pay dividends to Central Pacific Financial Corp., whether as a result of actions by regulatory authorities or otherwise, Central Pacific Financial Corp. may not be able to satisfy its own obligations, including its debt obligations. If we are unable to satisfy those obligations, we may be, among other things, required to satisfy obligations before they otherwise would have become due, prohibited from paying dividends on our outstanding capital stock or otherwise restricted in our commercial activities.

Our allowance for loan and lease losses may not be sufficient to cover actual loan losses, which could adversely affect our results of operations. Additional loan losses will likely occur in the future and may occur at a rate greater than we have experienced to date.

        As a lender, we are exposed to the risk that our loan customers may not repay their loans according to their terms and that the collateral or guarantees securing these loans may be insufficient to assure repayment. During 2008, our provision for loan and lease losses amounted to $171.7 million, compared to $53.0 million in 2007 and $1.4 million in 2006. During the second quarter of 2009, our provisions for loan and lease losses amounted to approximately $72.0 million to $76.0 million, compared to $87.8 million and $1.0 million in the comparable periods in 2008 and 2007. Our current allowance may not be sufficient to cover future loan losses. We may experience significant loan losses that could have a material adverse effect on our operating results. Management makes various assumptions and judgments about the collectibility of our loan portfolio, which are regularly reevaluated and are based in part on:

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  Current economic conditions and their estimated effects on specific borrowers;

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  An evaluation of the existing relationships among loans, potential loan losses and the present level of the allowance for loan and lease losses;

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  Results of examinations of our loan portfolios by regulatory agencies; and

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  Management's internal review of the loan portfolio.

        In determining the size of the allowance, we rely on an analysis of our loan portfolio, our experience and our evaluation of general economic conditions. If our assumptions prove to be incorrect, our current allowance may not be sufficient. With the volatility of the economic decline and unprecedented nature of the events in the credit and real estate markets during the latter part of 2008, we made significant adjustments to our allowance in 2008. In the second quarter of 2009, we made significant additional adjustments to our allowance due to the ongoing economic downturn and the resultant deterioration in the Hawaii and California real estate markets. We expect to have to make additional adjustments in our allowance for the next several quarters, expected to be through 2010, and possibly beyond, due to the anticipated ongoing deterioration in the local or national real estate markets and economies. In addition, federal regulators periodically evaluate the adequacy of our allowance and may require us to increase our provision for loan and lease losses or recognize further loan charge-offs based on judgments different than those of our management. Any further increase in our allowance or loan charge-offs could have a material adverse effect on our results of operations. In addition, we may be subject to further regulatory action as a result of the quality of our loan portfolio and our overall allowance for loan losses.

        During the second quarter of 2008, we wrote off all of the remaining goodwill associated with our Commercial Real Estate reporting segment as it was considered to be impaired. We continue to evaluate goodwill assigned to our Hawaii Market reporting segment for impairment. Estimates of fair value of our Hawaii Market reporting segment are determined based on a complex model using cash flows and company comparisons. If management's estimates of future cash flows are inaccurate, the fair value determined could be inaccurate and impairment may not be recognized in a timely manner. Furthermore, market conditions affecting our Hawaii Market reporting segment may deteriorate which could result in a material adverse effect on the operating results of the Hawaii Market reporting segment. If this were to occur, the goodwill assigned to our Hawaii Market reporting segment may be considered to be impaired.

If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

        Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system. On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the "EESA") in response to the current crisis in the financial sector. The U.S. Treasury and banking regulators are implementing a number of programs under this legislation to address capital and liquidity issues in the banking system. Additionally, on June 17, 2009, the U.S. Treasury released a white paper proposing sweeping financial reforms, including the creation of a Consumer Financial Protection Agency with extensive powers. If enacted, the proposals would significantly alter not only how financial firms are regulated but also how they conduct their business. There can be no assurance, however, as to the actual impact that the EESA will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of the EESA to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the value of our securities.

Recent market disruptions and related governmental actions could materially and adversely affect our business, financial condition, results of operations or prospects.

        Our business is affected by global economic conditions, political uncertainties and volatility and other developments in the financial markets. Factors such as interest rates and commodity prices, regional and national rates of economic growth, liquidity and volatility of fixed income, credit and other financial markets and investors' confidence can significantly affect the businesses in which we and our customers are engaged. Such factors have affected, and may further unfavorably affect, both economic growth and stability in markets where we and our customers operate, creating adverse effects on many companies, including us, in ways that are not predictable or that we may fail to anticipate. Since mid-2007 credit and other financial markets have suffered substantial stress, volatility, illiquidity and disruption. These forces reached unprecedented levels in September and October of 2008, resulting in the bankruptcy or acquisition of, or government assistance to several major domestic and international financial institutions. These events have continued in 2009 and have significantly diminished overall confidence in the financial markets and in financial institutions, generally. This reduced confidence could further exacerbate the overall market disruption and increase risks to market participants including us.

        The recent market developments and the potential for increased and continuing disruptions present a material risk to our business and that of other financial institutions. Further deterioration or a continuation of recent market conditions may lead to a decline in the value of the assets that we hold or in the creditworthiness of our borrowers. In response to recent market disruptions, legislators and financial regulators implemented a number of mechanisms designed to add stability to the financial markets, including the provision of direct and indirect assistance to distressed financial institutions, assistance by the banking authorities in arranging acquisitions of weakened banks and broker dealers, implementation of programs by the Federal Reserve Board to provide liquidity to the commercial paper markets and other matters. The overall effects of legislative and regulatory efforts on the financial markets are uncertain, and they may not have the intended stabilization effects. While these measures have been implemented to support and stabilize the markets, these actions may have unintended consequences on the financial system or our business, including reducing competition or increasing the general level of uncertainty in the markets. Should these or other legislative or regulatory initiatives fail to stabilize and add liquidity to the financial markets, our business, financial condition, results of operations and prospects could be adversely affected.

A large percentage of our loans are collateralized by real estate and continued deterioration in the real estate market may result in additional losses and adversely affect our profitability.

        Our results of operations have been and in future periods will continue to be significantly impacted by the economies in Hawaii, California and other markets we serve. Approximately 86% of our loan portfolio as of June 30, 2009 was comprised of loans primarily collateralized by real estate, 74% of these loans were concentrated in Hawaii, 21% in California and 5% in Washington. Deterioration of the economic environment in Hawaii, California or other markets we serve, including a continued decline in the real estate market, further declines in single-family home resales or a material external shock, may significantly impair the value of our collateral and our ability to sell the collateral upon foreclosure. In the event of a default with respect to any of these loans, amounts received upon sale of the collateral may be insufficient to recover outstanding principal and interest on the loan. As a result, we expect that our profitability would be negatively impacted by an adverse change in the real estate market.

The value of certain securities in our investment securities portfolio may be negatively affected by disruptions in the market for these securities.

        The market for certain investment securities held within our investment portfolio has become much less liquid over the past several quarters. This, coupled with uncertainty surrounding the credit risk associated with the underlying collateral has caused discrepancies in valuation estimates obtained from third parties. We value some of our investments using cash flow and valuation models which include certain subjective estimates that we believe are reflective of the estimates a purchaser of such securities would use if such a transaction were to occur. The volatile market or changes in the estimates we use to model the value of certain of our securities may affect the value of these securities, such as through reduced valuations due to the perception of heightened credit and liquidity risks, in addition to interest rate risk typically associated with these securities. There can be no assurance that declines in value associated with these disruptions will not result in impairment of these assets that may result in accounting charges that could have a material adverse effect on consolidated financial statements and capital ratios.

Our California operations have a considerable effect on our results of operations, and sustaining these operations may be difficult, which could adversely affect our results of operations.

        The performance of our California operations depends on a number of factors, including improvement of the California real estate market. As we have seen in the California residential construction market throughout 2008, the strength of the real estate market and the results of our operations could continue to be negatively affected by an economic downturn.

        At June 30, 2009, loans originated in our California loan production offices totaled $0.7 billion, or 18.5% of our total loan portfolio. The payment on such loans is typically dependent on the cash flows generated by the projects, which are affected by the supply and demand for commercial and residential property within the relevant market. Declines in the market for commercial property are causing commercial borrowers to suffer losses on their projects and they may be unable to repay their loans. Defaults of these loans or further deterioration in the credit worthiness of any of these borrowers would further negatively affect our financial condition, results of operations and prospects. Declines in housing prices and the supply of existing houses for sale are causing residential developers who are our borrowers to also suffer losses on their projects and encounter difficulty in repaying their loans. Since the third quarter of 2007, we have significantly increased our provision for loan losses as a result of these challenging conditions.

Governmental regulation and regulatory actions against us may impair our operations or restrict our growth.

        We are subject to significant governmental supervision and regulation. These regulations are intended primarily for the protection of depositors. Statutes and regulations affecting our business may be changed at any time and the interpretation of these statutes and regulations by examining authorities may also change. Within the last several years, Congress and the President have passed and enacted significant changes to these statutes and regulations. There can be no assurance that such changes to the statutes and regulations or to their interpretation will not adversely affect our business. In addition to governmental supervision and regulation, we are subject to changes in other federal and state laws, including changes in tax laws, which could materially affect the banking industry. We are subject to the rules and regulations of the Federal Reserve Board. If we fail to comply with federal and state bank regulations, the regulators may limit our activities or growth, fine us or ultimately put us out of business. Banking laws and regulations change from time to time. Bank regulations can hinder our ability to compete with financial services companies that are not regulated in the same manner or are less regulated. Federal and state bank regulatory agencies regulate many aspects of our operations. These areas include:

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  The capital that must be maintained;

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  The kinds of activities that can be engaged in;

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  The kinds and amounts of investments that can be made;

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  The locations of offices;

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  Insurance of deposits and the premiums that we must pay for this insurance; and

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  How much cash we must set aside as reserves for deposits.

        In December 2008, the members of the board of directors of Central Pacific Bank entered into a memorandum of understanding with the FDIC and the DFI to address certain issues that arose in the bank's most recent regulatory examination in August 2008. The issues required to be addressed by management include, among other matters, to review and establish more comprehensive policies and methodologies relating to the adequacy of the allowance for loan and lease losses, the re-evaluation, development and implementation of strategic and other plans, to increase the bank's leverage capital ratio to 9% within 120 days and to obtain approval of the FDIC and the DFI for the payment of cash dividends by the bank to us. We have entered into a memorandum of understanding with the Federal Reserve Board and the DFI that parallels the memorandum of understanding Central Pacific Bank's directors entered into with the FDIC and the DFI. Effective April 1, 2009, CPF, the DFI and the Federal Reserve Board have set forth certain similar terms in a memorandum of understanding and the board of directors additionally has agreed to obtain the approval of the Federal Reserve Board and the DFI for CPF to increase, renew, incur or guarantee indebtedness.

        In addition, due to the ongoing economic downturn and the resultant deterioration in the Hawaii and California commercial real estate markets and adverse impact on our loan portfolio and financial results, we may be the subject of additional regulatory actions in the future and face further limitations on our business, which would impair our operations and restrict our growth. Bank regulatory authorities have the authority to bring enforcement actions against banks and bank holding companies for unsafe or unsound practices in the conduct of their businesses or for violations of any law, rule or regulation, any condition imposed in writing by the appropriate bank regulatory agency or any written agreement with the authority. Possible enforcement actions against us could include the issuance of a cease-and-desist order that could be judicially enforced, the imposition of civil monetary penalties, the issuance of directives to increase capital or enter into a strategic transaction, whether by merger or otherwise, with a third party, the appointment of a conservator or receiver, the termination of insurance of deposits, the issuance of removal and prohibition orders against institution-affiliated parties, and the enforcement of such actions through injunctions or restraining orders.

Our business could be adversely affected by unfavorable actions from rating agencies.

        Ratings assigned by ratings agencies to us, our affiliates or our securities may impact the decision of certain customers, in particular, institutions, to do business with us. A rating downgrade or a negative rating could adversely affect our deposits and our business relationships. On June 26, 2009, Fitch Ratings downgraded the ratings for us, Central Pacific Bank and our preferred stock and placed our ratings on Rating Watch Negative. This ratings downgrade may contribute to a loss of deposits and further downgrades to us, our affiliates or our securities could further reduce deposits and result in the loss of relationships.

Future dividend payments and common stock repurchases are restricted by the terms of the U.S. Treasury's equity investment in us.

        Under the terms of the Treasury Asset Relief Program's ("TARP") Capital Purchase Program ("CPP"), for so long as any fixed rate cumulative perpetual preferred stock ("Preferred Shares") issued under the CPP remains outstanding, we are prohibited from increasing quarterly cash dividends on our common stock above $0.10 per share, and from making certain repurchases of equity securities, including our common stock, without the U.S. Treasury's consent until the third anniversary of the U.S. Treasury's investment or until the U.S. Treasury has transferred all of the Preferred Shares it purchased under the CPP to third parties. Furthermore, as long as the Preferred Shares issued to the U.S. Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our common stock, are prohibited until all accrued and unpaid dividends are paid on such Preferred Shares, subject to certain limited exceptions. These restrictions, together with the potentially dilutive impact of the warrant issued to the U.S. Treasury, could have a negative effect on the value of our common stock.

The Preferred Shares issued to the U.S. Treasury impacts net income available to our common shareholders and earnings per common share, and the ten-year warrant issued to the U.S. Treasury to purchase up to 1,578,748 shares of our voting common stock at an exercise price of $12.77 per share ("TARP Warrant") may be dilutive to holders of our common stock.

        The dividends declared and the accretion on discount on the Preferred Shares issued to the U.S. Treasury will reduce the net income available to common shareholders and our earnings per common share. The Preferred Shares will also receive preferential treatment in the event of liquidation, dissolution or winding up of our company. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the TARP Warrant is exercised. Although the U.S. Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the TARP Warrant, a transferee of any portion of the TARP Warrant or of any shares of common stock acquired upon exercise of the TARP Warrant is not bound by this restriction.

If we are unable to redeem the Preferred Shares within five years, the cost of this capital to us will increase substantially.

        If we are unable to redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% (approximately $6.8 million annually) to 9.0% per annum (approximately $12.2 million annually), further reducing the net income available to common shareholders and our earnings per common share.

Because of our participation in the TARP's CPP, we are subject to several restrictions including restrictions on compensation paid to our executives.

        Pursuant to the terms of the TARP CPP, we adopted certain standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds an investment in us. These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $0.5 million for each senior executive. In particular, the change to the deductibility limit on executive compensation will likely increase the overall cost of our compensation programs in future periods and may make it more difficult to attract suitable candidates to serve as executive officers.

Our business is subject to interest rate risk and fluctuations in interest rates may adversely affect our earnings.

        The majority of our assets and liabilities are monetary in nature and subject to risk from changes in interest rates. Like most financial institutions, our earnings and profitability depend significantly on our net interest income, which is the difference between interest income on interest-earning assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. If market interest rates should move contrary to our position, this "gap" will work against us and our earnings may be negatively affected. In light of our current volume and mix of interest-earning assets and interest-

bearing liabilities, our interest rate margin could be expected to increase during periods of rising interest rates and, conversely, to decline during periods of falling interest rates. We are unable to predict or control fluctuations of market interest rates, which are affected by many factors including the following:

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  Inflation;

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  Recession;

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  Changes in unemployment;

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  The money supply;

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  International disorder and instability in domestic and foreign financial markets; and

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  Governmental actions.

        Our asset/liability management strategy may not be able to control our risk from changes in market interest rates and it may not be able to prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition. From time to time, we may reposition our investment portfolio to reduce our net interest income volatility. See "Asset/Liability Management and Interest Rate Risk" included in Part II, Item 7 of our Annual Report on Form 10-K/A for a further discussion of our sensitivity to interest rate changes.

We operate in a highly competitive industry and market area.

        We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources. Such competitors primarily include national, regional and community banks within the various markets we operate. Additionally, various out-of-state banks conduct significant business in the market areas in which we currently operate. We also face competition from many other types of financial institutions, including, without limitation, savings and loans, credit unions, finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries.

        The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

        Our ability to compete successfully depends on a number of factors, including, among other things:

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  The ability to develop, maintain and build upon long-term customer relationships based on top quality service, high ethical standards and safe, sound assets;

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  The ability to expand our market position;

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  The scope, relevance and pricing of products and services offered to meet customer needs and demands;

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  The rate at which we introduce new products and services relative to its competitors;

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  Customer satisfaction with our level of service; and

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  Industry and general economic trends.

        Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Our deposit customers may pursue alternatives to deposits at our bank or seek higher yielding deposits causing us to incur increased funding costs.

        We are facing increasing deposit-pricing pressures. Checking and savings account balances and other forms of deposits can decrease when our deposit customers perceive alternative investments, such as the stock market or other non-depository investments as providing superior expected returns or seek to spread their deposits over several banks to maximize FDIC insurance coverage. Furthermore, technology and other changes have made it more convenient for bank customers to transfer funds into alternative investments including products offered by other financial institutions or non-bank service providers. Additional increases in short-term interest rates could increase transfers of deposits to higher yielding deposits. Efforts and initiatives we undertake to retain and increase deposits, including deposit pricing, can increase our costs. When bank customers move money out of bank deposits in favor of alternative investments or into higher yielding deposits, or spread their accounts over several banks, we can lose a relatively inexpensive source of funds, thus increasing our funding costs.

If our investment in the FHLB-Seattle is classified as other-than-temporarily impaired or as permanently impaired, our earnings and shareholders' equity could decrease.

        We own common stock of the FHLB-Seattle to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the FHLB-Seattle's advance program. The aggregate cost of our FHLB-Seattle common stock as of March 31, 2009 was $48.8 million based on its par value. There is no market for our FHLB-Seattle common stock.

        Recent published reports indicate that certain member banks of the Federal Home Loan Bank System may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the FHLB-Seattle, could be substantially diminished. Consequently, we believe that there is a risk that our investment in FHLB-Seattle common stock could be deemed other-than-temporarily impaired at some time in the future. If this occurs, it would cause our earnings and shareholders' equity to decrease by the after-tax amount of the impairment charge.

We may be unsuccessful in our federal or Hawaii state tax appeals, or ongoing tax audits may result in additional tax liabilities.

        We are currently appealing certain tax assessments by the Internal Revenue Service and the State of Hawaii Department of Taxation. While we believe that we have properly applied the relevant income tax statutes and have obtained supporting opinions from tax consultants, we may be unsuccessful in one or more of our appeals. While we have established contingency reserves as deemed appropriate, adverse decisions or settlements could result in income tax and related interest exposure in excess of amounts reserved.

We rely on dividends from our subsidiaries for most of our revenue.

        Because we are a holding company with no significant operations other than our bank, we currently depend upon dividends from our bank for a substantial portion of our revenues. Our ability to pay dividends will therefore continue to depend in large part upon our receipt of dividends or other capital distributions from our bank.

        The ability of the bank to pay dividends or make other capital distributions to us is subject to the regulatory authority of the FDIC, the DFI, Hawaii law and the Federal Reserve Board as further described in "Business—Supervision and Regulation—Bank Holding Company Activities" and

"Business—Supervision and Regulation—Dividends" in our most recent Annual Report on Form 10-K/A and similar sections in our future filings.

We may not be able to attract and retain skilled people.

        Our success depends in large part on our ability to attract and retain key people and there are a limited number of qualified persons with knowledge of and experience in the banking industry in each of our markets. Furthermore, recent demand for skilled finance and accounting personnel among publicly traded companies has increased the importance of attracting and retaining these people. Competition for the best people can be intense given the tight labor market in Hawaii and we may not be able to hire people or to retain them. The unexpected loss of services of one or more of our key personnel could have a material adverse impact on our business because of their skills, knowledge of our market, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Our information systems may experience an interruption or breach in security.

        We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

We continually encounter technological change.

        The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

        In deciding whether to extend credit or enter into other transactions, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. We may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

We are subject to claims and litigation pertaining to fiduciary responsibility.

        From time to time, customers make claims and take legal action pertaining to our performance of our fiduciary responsibilities. Regardless of whether customer claims and legal action related to our performance of our fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to us, they may result in significant financial liability and/or adversely affect the market perception of us and our products and services, as well as impact customer demand for our products and services. Any financial liability or reputational damage could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Recent Market, Legislative and Regulatory Events

The FDIC has imposed a special assessment on all FDIC-insured institutions, which will decrease our earnings in 2009.

        In May of 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the Deposit Insurance Fund. The assessment is equal to five basis points of Central Pacific Bank's total assets minus Tier 1 capital as of June 30, 2009. This represents a charge of approximately $2.5 million which was recorded as a pre-tax charge during the second quarter of 2009. The FDIC has indicated that future special assessments are possible, although it has not determined the magnitude or timing of any future assessments. Any such future assessments will decrease our earnings.

The soundness of other financial institutions could adversely affect us.

        Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. There is no assurance that any such losses would not materially and adversely affect our results of operations.

The fiscal, monetary and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations.

        The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Its policies determine in large part the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect the net interest margin. It also can materially decrease the value of financial assets we hold, such as debt securities. Its policies also can adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans. Additionally, on June 17, 2009, the U.S. Treasury Department released a white paper proposing sweeping financial reforms, including the creation of a Consumer Financial Protection Agency with extensive powers. If enacted, the proposals would significantly alter not only how financial firms are regulated but also how they conduct their business. Changes in Federal Reserve Board policies and our regulatory environment generally are beyond our control, and we are unable to predict what changes may occur or the manner in which any future changes may affect our business, financial condition and results of operation.

Risks Related to the Offering

The price of our common stock may be volatile or may decline.

        The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

  •
  actual or anticipated quarterly fluctuations in our operating results and financial condition. In particular, further deterioration of asset quality;

  •
  changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

  •
  failure to meet analysts' revenue or earnings estimates;

  •
  speculation in the press or investment community;

  •
  strategic actions by us or our competitors, such as acquisitions or restructurings;

  •
  actions by institutional shareholders;

  •
  fluctuations in the stock price and operating results of our competitors;

  •
  general market conditions and, in particular, developments related to market conditions for the financial services industry;

  •
  proposed or adopted regulatory changes or developments;

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  anticipated or pending investigations, proceedings or litigation that involve or affect us; or

  •
  domestic and international economic factors unrelated to our performance.

        The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility recently. As a result, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. The trading price of the shares of our common stock and the value of our other securities will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities, and other factors identified below in "Special Note Regarding Forward-Looking Statements."

        Accordingly, the shares of common stock that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which they were purchased, and, similarly, the value of our other securities may decline. Current levels of market volatility are unprecedented. The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers' underlying financial strength.

        A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

We may need to raise additional capital which could result in a decline in the price of our common stock.

        We face significant business, regulatory and other governmental risk as a financial institution, and it is possible that capital requirements and directives could in the future require us to change the amount or composition of our current capital, including common equity. In this regard, we note that we are not one of the 19 institutions required to conduct a forward-looking capital assessment, or "stress test," pursuant to the federal government's Capital Assessment Program ("CAP"), but that the stress assessment requirements under the CAP or similar requirement could be extended or otherwise impact financial institutions beyond the 19 participating institutions, including us. As a result, we could determine or, our regulators could require us, to raise additional capital. There could also be market perceptions regarding the need to raise additional capital, whether as a result of public disclosures that may be made regarding the CAP stress test methodology or otherwise, and, regardless of the outcome of any stress test or other stress case analysis, such perceptions could have an adverse effect on the price of our common stock.

The common stock is equity and therefore is subordinate to our and our subsidiaries' indebtedness and preferred stock.

        Shares of our common stock are equity interests in us and do not constitute indebtedness. As such, shares of the common stock will rank junior to all current and future indebtedness and other non-equity claims on us with respect to assets available to satisfy claims against us, including in the event of our liquidation. We may, and Central Pacific Bank and our other subsidiaries may also, incur additional indebtedness from time to time and may increase our aggregate level of outstanding indebtedness. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock then outstanding. Under the terms of our outstanding fixed rate cumulative perpetual preferred stock, our ability to declare or pay dividends on or repurchase our common stock or other equity or capital securities is subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the fixed rate cumulative perpetual preferred stock. Our board of directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of our stockholders. If we issue preferred shares in the future that have a preference over our common stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, then the rights of holders of our common stock or the market price of our common stock could be adversely affected.

There is a limited trading market for our common stock and as a result, you may not be able to resell your shares at or above the price you pay for them.

        Although our common stock is listed for trading on the NYSE, the volume of trading in our common stock is lower than many other companies listed on the NYSE. A public trading market with depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. The offering may not increase the volume of trading in our common stock.

Our common stock is not insured and you could lose the value of your entire investment.

        An investment in shares of our common stock is not a deposit and is not insured against loss or guaranteed by the federal government or any other governmental agency.

Resales of our common stock in the public market following the offering may cause its market price to fall.

        We expect that we will issue a maximum of $100,000,000 in aggregate public offering price of our common stock in connection with the offering, assuming no exercise of the underwriters' over-allotment option. The issuance of new shares in this offering could have the effect of depressing the market price for shares of our common stock.

There may be future dilution of our common stock.

        Except as described in the section entitled "Underwriting," we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common or preferred stock or convertible securities or the exercise of such securities could be substantially dilutive to stockholders of our common stock. For instance, exercise of the warrant issued to the U.S. Treasury in connection with our participation in the U.S. Treasury's CPP or options to purchase common stock under our employee and director stock option plans would dilute the value of our common stock. Holders of shares of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $94.4 million, after deductions for estimated underwriting discounts and commissions and our estimated expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $108.6 million. We intend to use the net proceeds from this offering for general corporate purposes, which may include contributing all or substantially all the net proceeds to Central Pacific Bank. Pending the application of net proceeds, we will invest them temporarily in liquid short-term securities.

 DIVIDEND POLICY

        On January 28, 2009, our board of directors elected to suspend the payment of cash dividends on our common stock effective immediately. The suspension of our cash dividend on our common stock reflects our decision to preserve and build capital during these challenging economic times. As the economic environment stabilizes and our operating performance improves, we will reassess our capital levels and the payment of future cash dividends on our common stock. Our ability to pay dividends with respect to common stock is subject to obtaining approval from the Federal Reserve Board. In addition, the Purchase Agreement with the U.S. Treasury contains certain restrictions on payment of cash dividends on our common stock. See "Description of Common Stock—Restrictions on Dividends."

 PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the NYSE under the symbol "CPF." The following chart shows the high and low prices for transactions in our common stock on the NYSE during the periods indicated.

	High	Low	Cash Dividends per Common Share
Year Ended December 31, 2007
First Quarter	$40.50	$34.60	$0.24
Second Quarter	36.50	32.83	0.24
Third Quarter	33.60	27.69	0.25
Fourth Quarter	30.63	18.24	0.25
Year Ended December 31, 2008
First Quarter	$21.92	$14.09	$0.25
Second Quarter	20.32	10.33	0.25
Third Quarter	22.40	7.10	0.10
Fourth Quarter	19.45	8.91	0.10
Year Ending December 31, 2009
First Quarter	$10.22	$3.50	$—
Second Quarter	9.98	3.67	—
Third Quarter (through July 13, 2009)	3.92	3.07	—

        The last reported closing price for our common stock on the NYSE on July 13, 2009 was $3.53 per share. We had approximately 4,078 holders of record of our common stock at June 30, 2009.

 CAPITALIZATION

        The following table shows our capitalization as of March 31, 2009 on an actual basis and on an as adjusted basis to give effect to the receipt of the estimated net proceeds from the offering. The as adjusted capitalization assumes no exercise of the underwriters' over-allotment option and assumes that the net proceeds from the offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, are approximately $94.4 million.

	March 31, 2009
	Actual	As Adjusted(1)
	(Dollars in Thousands, Except per Share Data)
Long-Term Indebtedness:
Federal Home Loan Bank advances	$515,654	$515,654
Subordinated debentures	$108,249	$108,249
Stockholders' Equity
Preferred stock (no par value; 1,000,000 shares authorized; 135,000 shares issued and outstanding)	127,836	127,836
Common stock (no par value; 100,000,000 shares authorized; 28,740,217 shares issued and outstanding, actual; shares issued and outstanding, as adjusted)	403,203	497,573
Surplus	62,276	62,276
Retained earnings	64,524	64,524
Accumulated other comprehensive loss	(500)	(500)
Total shareholders' equity	657,339	751,709
Non-controlling interest	10,043	10,043
Total equity	667,382	761,752
Total book value per share of common stock	$18.42
Capital Ratios
Risk based capital to risk weighted assets	15.2%	17.4%
Tier I capital to risk weighted assets	13.9%	16.1%
Tier I capital to average assets	11.3%	13.1%

(1)
The number of shares of common stock to be outstanding after the offering is based on actual shares outstanding as of March 31, 2009 and assumes no exercise of the underwriters' over-allotment option.

 DESCRIPTION OF COMMON STOCK

        In this section entitled "Description of our Common Stock," references to "the Company," "we," "our," and "us" refer only to Central Pacific Financial Corp. and not its consolidated subsidiaries.

        The following is a summary description of our common stock. This description is not complete and is qualified in its entirety by reference to the provisions of our restated articles of incorporation and bylaws and the applicable provisions of the Hawaii Business Corporation Act (the "HBCA"). Our restated articles of incorporation and bylaws are incorporated by reference to our Annual Report in Form 10-K/A for the year ended December 31, 2008 (see "Where You Can Find More Information").

General

        Our authorized common stock consists of 100,000,000 shares of common stock, no par value per share. As of June 30, 2009, 28,745,214 shares of common stock were issued and outstanding. Our outstanding shares of common stock are fully paid and nonassessable.

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. There were 4,081 registered holders of our common stock as of June 30, 2009.

        Our board of directors is divided into three equal classes. At each annual meeting of shareholders (other than with respect to the initial classification and election of directors), directors elected to succeed the directors whose terms expire at the annual meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders in the third year following the year of their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned, as determined by the board of directors, among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent director. The classified nature of our board of directors could have the effect of delaying, deferring or preventing a change in control of the Company. See "—Anti-Takeover Provisions in the Restated Articles of Incorporation and Bylaws" below.

        In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. We currently have, 135,000 shares of fixed rate cumulative perpetual preferred stock outstanding with a liquidation preference of $135 million. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

        Holders of common stock are not entitled to a liquidation preference in respect of those shares. Upon liquidation, dissolution or winding up of Central Pacific Financial Corp., holders of Central Pacific Financial Corp. common stock will be entitled to share ratably in all assets remaining after the payment of all liabilities of Central Pacific Financial Corp. and of preferential amounts to which any preferred stock may be entitled.

        The Bank Holding Company Act of 1956 (the "Bank Holding Company Act") requires any "bank holding company" (as defined in that Act) to obtain the approval of the Board of Governors of the Federal Reserve System prior to acquiring more than 5% of our outstanding common stock. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act. In addition, any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978 (the "Change in Bank Control Act").

Restrictions on Dividends

        We are incorporated in Hawaii and are governed by Hawaii law. As a bank holding company, our ability to pay dividends is affected by the ability of our bank subsidiary to pay dividends to us. Under Hawaii law, the ability of our subsidiary bank to pay dividends or make other capital distributions to us is subject to the Hawaii state law that prohibits a state-chartered bank from declaring or paying dividends greater than its retained earnings. In addition, federal law generally prohibits a depositary institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depositary institution would thereafter be undercapitalized.

        On December 5, 2008, the members of the board of directors of Central Pacific Bank, entered into the memorandum of understanding with the FDIC and DFI to address certain issues raised in the bank's most recent regulatory examination in August 2008. The issues required to be addressed by management include, among other matters, to review and establish more comprehensive policies and methodologies relating to the adequacy of the allowance for loan and lease losses; the re-evaluation, development and implementation of strategic and other plans; and to increase the bank's leverage capital ratio to 9% within 120 days. Pursuant to the terms of the memorandum of understanding, the bank is required to obtain approval of the FDIC and DFI for the payment of cash dividends by the bank to the Company.

        Pursuant to the Company's memorandum of understanding with the Federal Reserve Board and the DFI, which parallels the memorandum of understanding Central Pacific Bank entered into with the FDIC and the DFI, our ability to pay dividends with respect to common stock is subject to obtaining approval from the Federal Reserve Board.

        The Securities Purchase Agreement—Standard Terms (the "Purchase Agreement"), between us and the U.S. Treasury, which we refer to as the "Initial Selling Shareholder," provides that prior to the earlier of (i) January 9, 2012 and (ii) the date on which all of the shares of the fixed rate cumulative perpetual preferred stock have been redeemed by us or transferred by the Initial Selling Shareholder to third parties, we may not, without the consent of the Initial Selling Shareholder, (a) increase the cash dividend on our common stock in excess of $0.10 per share or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the fixed rate cumulative perpetual preferred stock or trust preferred securities.

        On January 28, 2009, our board of directors elected to suspend the payment of cash dividends on our common stock effective immediately. The suspension of our cash dividend reflects our decision to preserve and build capital during these challenging economic times. As the economic environment stabilizes and our operating performance improves, we will reassess our capital levels and the payment of future cash dividends.

        Refer to "Business—Supervision and Regulation—Bank Holding Company Activities" and "Business—Supervision and Regulation—Dividends" in our most recent Annual Report on Form 10-K/A and similar sections in our future filings for more information about restrictions on the ability of our subsidiary to pay us dividends.

Anti-Takeover Effects of Hawaii Law

        The acquisition of ranges of voting power (starting at 10% and at 10% intervals up to a majority) for the election of directors of an issuing public corporation (each, a "Control Share Acquisition") is subject to the requirements of the Hawaii Control Share Acquisitions Act (the "CSA Act"). We are an

issuing public corporation within the meaning of the CSA Act. The CSA Act is designed to inhibit hostile acquisitions by prohibiting a Control Share Acquisition unless each such acquisition is separately approved by a majority of the corporation's outstanding shares (excluding shares owned by the acquiring person) and by imposing certain state law disclosure and timing requirements. If an acquisition is made without the requisite shareholder approval, then, for a period of one year, the shares acquired by the acquiring person will (i) be denied voting rights, (ii) be non-transferable, and (iii) be subject to redemption at the option of the corporation at a price equal to either the price at which the shares were acquired or at book value per share as of the last day of the fiscal quarter ended prior to the date of the call for redemption.

        Thus, under certain circumstances, the CSA Act may make it more difficult for an acquiring person to exercise control over the Company due to the limitations placed on that person's ability to vote the shares so acquired. The foregoing discussion of the CSA Act is qualified in its entirety by the text of the CSA Act.

Anti-Takeover Provisions in the Restated Articles of Incorporation and Bylaws

        The following discussion is a general summary of certain provisions of the restated Articles of incorporation, and bylaws of the Company which may be deemed to have an "anti-takeover" effect.

        Classified Board of Directors.    The restated articles of incorporation and bylaws of the Company divide the board of directors into three classes designated Class I, Class II and Class III, with the terms of office of one class expiring each year and each class holding office for three years in staggered terms. Each class consists of four directors. A classified board of directors precludes an insurgent group from unseating more than one-third of the board of directors at any one shareholders' meeting.

        Advance Notice Requirement for Director Nominations.    Our bylaws provide that shareholder nominations for the election of directors may not be brought before a meeting of shareholders unless the shareholder has given timely written notice in proper form of such nomination to the Secretary of the Company at the principal executive office. Such proposals or nominations may be made only by persons who are shareholders of record on the date on which such notice is given and on the record date for determination of shareholders entitled to vote at that meeting. To be timely, a shareholder's notice shall be delivered to or mailed and received at the executive office of the corporation not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the shareholder's notice shall be given in the manner provided herein by the later of (i) the close of business on the date 90 days prior to the meeting date or (ii) the tenth day following the date the meeting is first publicly announced or disclosed, and (iii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting is publicly announced or disclosed.

        No person is eligible for election to the board of directors unless nominated in accordance with the foregoing procedures, and thus such procedures could make it more difficult for dissident shareholders to nominate and elect their candidates.

        Filling of Vacancies.    Vacancies on the board of directors caused by the death, resignation, disqualification or otherwise, of any director who was previously duly elected, may be filled by the remaining members of the Board, though less than a quorum, and each person so elected shall be a director until his or her successor is elected by the shareholders. Vacancies resulting from an increase in the number of directors may be filled only by members of the board of directors. As a result, new directors added to the board of directors to fill vacancies may not be up for shareholder election at the next annual meeting as a result of the classification of the Board. The overall effect of these provisions may be to prevent a person or entity from immediately acquiring Board control.

        Supermajority Shareholder Vote to Amend Bylaws.    Subject to repeal or change at any regular meeting of the shareholders, or at any special meeting called for that purpose by the vote of the holders of eighty percent (80%) of the outstanding shares entitled to vote at such meeting, the power to alter, amend or repeal our bylaws or adopt new bylaws is vested in the board of directors. This supermajority amendment provision could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy.

        Fair Price Provisions Involving Business Combinations.    Our restated articles of incorporation contains a "fair price" provision that applies to certain business combination transactions involving any interested stockholder, which is (i) any person that beneficially owns more than 10% of our voting stock or (ii) any affiliate of CPF that within the past five years beneficially owned more than 10% of our voting stock. This provision requires the affirmative vote of the holders of at least 75% of our voting stock to approve specified transactions between an interested stockholder or its affiliate and us or our subsidiaries, including:

  •
  any merger or consolidation;

  •
  any sale, lease, license, exchange, pledge, transfer or other disposition of assets (in one transaction or a series of transactions) having a fair market value of $2 million or more;

  •
  the issuance or transfer of any of our securities or any of our subsidiaries' securities by us or any of our subsidiaries to an interested stockholder or its affiliates having a fair market value of $2 million or more;

  •
  the adoption of a plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder or its affiliate; and

  •
  any reclassification of securities (including any reverse stock split), recapitalization, merger or consolidation of our company with any of our subsidiaries or other transaction (whether or not involving an interested stockholder) that has the effect of increasing the proportionate share of the outstanding shares of any class of our equity or convertible securities or those of our subsidiaries owned by an interested stockholder or its affiliate.

        This voting requirement will not apply to any particular transaction approved by a majority vote of the directors who are unaffiliated with the interested stockholder and who were members of our board of directors before the latter of the first public announcement of the terms of the proposed business combination and the day the interested stockholder became a stockholder and any successor to such directors who were unaffiliated with the interested stockholder and recommended to the board by a majority of such directors. This voting requirement will also not apply to any transaction involving the payment of consideration to holders of our outstanding capital stock in which certain minimum "fair price" and procedural requirements are met.

        This "fair price" provision could have the effect of delaying or preventing a change in control of our company in a transaction of series of transactions that does not satisfy the stated criteria.

        Preferred Stock.    Our restated articles of incorporation allow our board of directors to issue up to 1,000,000 shares of preferred stock, no par value per share. The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change of control of our company without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock. We currently have 135,000 shares of fixed rate cumulative perpetual preferred stock outstanding which ranks senior to our common stock. This preferred stock is described in further detail in the accompanying prospectus.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

New York Stock Exchange

        Our common stock trades on the New York Stock Exchange under the symbol "CPF."

CERTAIN UNITED STATES TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR COMMON STOCK

        This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation, or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.

        This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If a partnership holds our common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common stock.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

        Except as described below, if you are a non-U.S. holder of our common stock, any dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on our dividend payments to you, unless you have furnished to us:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a non-U.S. holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

        If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we generally are not required to withhold tax from the dividends, provided that you have furnished to us a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you are a non-United States person, and

  •
  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

"Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

        If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

        If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of our common stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

  •
  you are an individual, you hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

  •
  we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock and you are not eligible for any treaty exemption.

        If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

        We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

        Any of our common stock held by a non-U.S. holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments and

  •
  the payment of the proceeds from the sale of common stock effected at a United States office of a broker,

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is an estate or trust, such forms certifying that each beneficiary of the estate or trust is) a non-United States person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of our common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

 UNDERWRITING

        We are offering the shares of common stock described in this prospectus supplement through Sandler O'Neill & Partners, L.P., as the representative of the several underwriters. We have entered into an underwriting agreement with the underwriters, dated July             , 2009. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Sandler O'Neill & Partners, L.P.

Total

        The underwriters are committed to purchase and pay for all such shares of common stock, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus supplement, to purchase up to                        additional shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock.

        The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at the public offering price, less a concession not in excess of $                                    per share. The underwriters may allow, and these dealers may reallow, a concession not in excess of $            per share on sales to other dealers. After the public offering of the common stock, the underwriters may change the offering price and other selling terms.

        The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters' over allotment option to purchase additional shares.

	Per Share	Total Without Over-Allotment	Total With Over-Allotment
Price to public	$	$	$
Underwriting discount
Proceeds to us, before expenses

        We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $630,000 and are payable by us. We have also agreed to reimburse the underwriters for their actual out of pocket expenses incurred in connection with the offering, including fees and disbursements of underwriters' counsel, which we estimate will be approximately $250,000 in the aggregate and which amount is included within our estimated aggregate expenses.

        The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. Certain of our officers and directors have expressed an interest in purchasing up to                        shares in the offering.

        The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over allotment option described above.

        Lock up Agreement.    We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our preferred stock or common stock, any of our securities that are substantially similar to any of our common stock or any or securities convertible into, exchangeable or exercisable for, or that represent the right to receive any shares of our common stock or any of our securities that are substantially similar to our common stock, without, in each case, the prior written consent of Sandler O'Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. The 90 day restricted period will be automatically extended if (1) during the last 17 days of the 90 day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90 day restricted period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16 day period beginning on the last day of the 90 day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        The restrictions described in the preceding paragraph will not apply to (1) the issuance by us of common stock to the underwriters pursuant to the underwriting agreement; (2) the issuance by us of shares, and options to purchase shares, of our common stock pursuant to stock option plans, as those plans are in effect on the date of this prospectus supplement; (3) the issuance by us of shares of our common stock upon the exercise of stock options or other securities convertible into or exchangeable for common stock, and the issuance by us of shares of our common stock upon the exercise of stock options issued after the date of this prospectus supplement under stock option plans referred to in clause (2) of this sentence; (4) a bona fide gift or gifts by any of our officers or directors, provided that the donee or donees thereof agree to be bound in writing by the restrictions described in the preceding paragraph; or (5) a transfer by any of our officers or directors to any trust for the direct or indirect benefit of that officer or director or his or her immediate family, provided that the trustee of the trust agrees to be bound in writing by such restrictions and provided further that any such transfer shall not involve a disposition for value. For purposes of this paragraph, "immediate family" shall mean any relationship by blood, marriage or adoption not more remote than first cousin.

        The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.

        Indemnity.    We have agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

        Our common stock is listed on the New York Stock Exchange under the trading symbol "CPF."

        Stabilization.    In connection with this offering, the underwriters may engage in stabilizing transactions, over allotment transactions and syndicate covering transactions.

        Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

        Over allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over allotted by the underwriters is not greater than the number of shares that they may purchase in the over allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over allotment option. The underwriters may close out any short position by exercising their over allotment option and/or purchasing shares in the open market.

        Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over allotment option. If the underwriters sell more shares than could be covered by exercise of the over allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing, there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

        These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Other.    From time to time, the underwriters and their affiliates have provided, and may continue to provide, investment banking and other financial advisory services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

        A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

VALIDITY OF COMMON STOCK

        The validity of the common stock we are offering will be passed upon by Carlsmith Ball LLP for us. Certain legal matters will be passed upon for the underwriters by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

EXPERTS

        KPMG LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our annual report on Form 10-K/A for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on KPMG LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. In addition, our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. We incorporate by reference the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus supplement; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

  •
  Annual Report on Form 10-K/A for the year ended December 31, 2008 (File No. 001-31567);

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (File No. 001-31567);

  •
  Current Reports on Form 8-K dated January 9, 2009, January 30, 2009 and May 29, 2009 (File No. 001-31567); and

  •
  The description of our common stock set forth in the registration statement on Form 8-A12B filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purposes of updating this description.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, through Central Pacific's website, www.centralpacific.com/investor or by writing to or telephoning us at the following address:

Central Pacific Financial Corp.
Investor Relations
200 South King Street
Honolulu, Hawaii 96813
(808) 544-0500

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this prospectus supplement that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, notwithstanding that such statements are not specifically identified. Examples of forward-looking statements include but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Central Pacific Financial Corp. or its management or board of directors, including those relating to products or services; (iii) statements of future economic performance; (iv) statements concerning stress tests conducted by us; and (v) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may," "likely," "projected" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        Forward-looking statements involve risks and uncertainties that may cause actual results, performance or achievements to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include but are not limited to:

  •
  local, regional, national and international economic conditions and events (including the possibility of a U.S. recession and natural disasters such as wildfires, tsunamis and earthquakes) and the impact they may have on us and our customers and our assessment of that impact;

  •
  changes in the economy affecting real estate values;

  •
  oversupply of inventory and continued slowing in the California real estate market;

  •
  a slowdown in construction activity;

  •
  a significant portion of our loan portfolio consists of construction loans and any slowdown in construction activity may materially and negatively affect our business;

  •
  changes in the financial performance and/or condition of our borrowers;

  •
  changes in the level of non-performing assets and charge-offs;

  •
  the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board;

  •
  changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

  •
  long-term negative trends in our market capitalization;

  •
  inflation, interest rate, securities market and monetary fluctuations;

  •
  political instability;

  •
  acts of war or terrorism;

  •
  the timely development and acceptance of new products and services and perceived overall value of these products and services by users;

  •
  changes in consumer spending, borrowings and savings habits;

  •
  technological changes;

  •
  acquisitions and integration of acquired businesses;

  •
  the ability to increase market share and control expenses;

  •
  the cost of additional capital is more than expected;

  •
  changes in the competitive environment among financial holding companies and other financial service providers;

  •
  continued volatility in the credit and equity markets and its effect on the general economy;

  •
  the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply;

  •
  the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

  •
  changes in our organization, compensation and benefit plans;

  •
  the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;

  •
  greater than expected costs or difficulties related to the integration of new products and lines of business;

  •
  our success at managing the risks involved in the foregoing items; and

  •
  the factors set forth under the heading "Risk Factors" herein.

        Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Prospectus

Common Stock
Preferred Stock
Depositary Shares
Warrants or Other Rights
Stock Purchase Contracts
Debt Securities
Units
and
135,000 Shares of Fixed Rate Cumulative Perpetual Preferred Stock
Warrant to Purchase 1,585,748 Shares of Common Stock
1,585,748 Shares of Common Stock

          We may offer to sell, from time to time, shares of common stock or preferred stock, either separately or represented by depositary shares, rights or warrants exercisable for our common stock, preferred stock or depositary shares representing preferred stock, stock purchase contracts, debt securities or units (together, the "Securities"), for an aggregate initial offering price of up to $165,000,000, which amount excludes the aggregate initial offering price of the TARP Securities described below. We may offer these Securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more prospectus supplements. The preferred stock and warrants may be convertible into or exercisable for common or preferred stock.

          This prospectus provides you with a general description of the Securities that may be offered. Each time Securities are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the Securities being offered. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our Securities.

          We may offer and sell any combination of the Securities in amounts, at prices and on terms that it will determine at the time of any particular offering, to or through one or more agents, dealers or underwriters, or directly to purchasers, including through subscription rights offerings, on a continuous or delayed basis.

          This prospectus also relates to the potential resale from time to time by selling shareholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock (the "Fixed Rate Preferred Stock"), a warrant to purchase 1,585,748 shares of common stock (the "TARP Warrant") and any shares of common stock issuable from time to time upon exercise of the TARP Warrant (the "TARP Warrant Shares"). In this prospectus, we refer to the Fixed Rate Preferred Stock, the TARP Warrant and the TARP Warrant Shares, collectively, as the "TARP Securities." The Fixed Rate Preferred Stock and the TARP Warrant were originally issued by us pursuant to the Letter Agreement dated January 9, 2009, and the related Securities Purchase Agreement—Standard Terms (collectively, the "Purchase Agreement"), between us and the United States Department of the Treasury, which we refer to as the "Initial Selling Shareholder," in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

          The Initial Selling Shareholder and its successors, including transferees, which we collectively refer to as the "Selling Shareholders," may offer the TARP Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If the TARP Securities are sold through underwriters, broker-dealer or agents, the Selling Shareholders will be responsible for underwriting discounts or commissions or agents' commissions. We will not receive any proceeds from the sale of the TARP Securities by the Selling Shareholders. We will receive proceeds of up to $20,250,002 upon exercise of the TARP Warrant, if the TARP Warrant is exercised in full for cash.

          The Fixed Rate Preferred Stock is not listed on an exchange, and unless requested by the Initial Selling Shareholder, we do not intend to list the Fixed Rate Preferred Stock on any exchange. The TARP Warrant is not listed on an exchange, and we do not intend to list the TARP Warrant on any exchange.

          Our common stock is listed on the New York Stock Exchange under the symbol "CPF." The last reported sale price of our common stock on February 4, 2009 was $7.36 per share.

          Investing in our securities involves certain risks. See "Risk Factors" beginning on page 4 of this prospectus for certain risks regarding an investment in our securities.

          Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, Bank Insurance Fund, Savings Association Insurance Fund or any other governmental agency.

This prospectus is dated                    , 2009

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we and the Selling Shareholders may, from time to time, offer and sell, in one or more offerings, the Securities and the TARP Securities, respectively, as described in this prospectus.

        We may provide a prospectus supplement containing specific information about the terms of a particular offering by us or by the Selling Shareholders. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See "Where You Can Find More Information" for more information.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered by this prospectus. We are not making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted.

        When we refer to "the Company," "we," "us" or "our," we mean Central Pacific Financial Corp. and our subsidiaries. When we refer to "Central Pacific Financial Corp." or to the "holding company," we are referring to the parent company on a standalone basis, and we refer to Central Pacific Bank herein as "our bank" or "the bank."

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration on Form S-3 with the SEC covering the securities that may be sold under this prospectus. This prospectus summarizes material provisions of contracts and other documents to which we refer you. For further information on the Company and our securities, you should refer to our registration statement and its exhibits. As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. In addition, our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

        The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the securities that may be offered by this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

  •
  Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 001-31567);

  •
  Current Reports on Form 8-K dated March 11, 2008, August 1, 2008, August 26, 2008, December 9, 2008, December 23, 2008; January 12, 2009 and January 30, 2009 (File No. 001-10000);

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 (File No. 001-31567);

  •
  The description of our common stock set forth in the registration statement on Form 8-A12B filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purposes of updating this description; and

  •
  The description of our Rights Agreement, contained in a registration statement on Form 8-A12G filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purposes of updating this description.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, through our website, www.centralpacific.com/investor or by writing to or telephoning us at the following address:

Central Pacific Financial Corp.
Attn: David Morimoto
220 South King Street
Honolulu, Hawaii 96813
(808) 544-0500

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified. Examples of forward-looking statements include but are not limited to projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may," "likely," "projected" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        Forward-looking statements involve risks and uncertainties that may cause actual results, performance or achievements to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include but are not limited to:

  •
  Local, regional, national and international economic conditions and events (including a U.S. and worldwide economic recession and natural disasters such as wildfires, tsunamis and earthquakes) and the impact they may have on us and our customers and our assessment of that impact;

  •
  Changes in the economy affecting real estate values;

  •
  Oversupply of inventory and continued deterioration of the California real estate market;

  •
  A slowdown in construction activity;

  •
  A significant portion of our loan portfolio consists of construction loans and the continuing slowdown in construction activity may materially and negatively affect our business;

  •
  Changes in the financial performance and/or condition of our borrowers;

  •
  Changes in the level of non-performing assets and charge-offs;

  •
  The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board;

  •
  Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

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  Inflation, interest rate, securities market and monetary fluctuations;

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  Political instability;

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  Acts of war or terrorism;

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  The timely development and acceptance of new products and services and perceived overall value of these products and services by users;

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  Changes in consumer spending, borrowings and savings habits;

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  Technological changes;

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  The ability to increase market share and control expenses;

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  Changes in the competitive environment among financial holding companies and other financial service providers;

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  Continued volatility in the credit and equity markets and its effect on the general economy;

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  The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply;

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  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

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  Changes in our organization, compensation and benefit plans;

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  The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; and

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  Our success at managing the risks involved in the foregoing items.

        Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. You are advised, however, to consult any further disclosures we make on related subjects in our Forms 10-K, 10-Q and 8-K reports to the SEC. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our reports to the SEC on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

 RISK FACTORS

        An investment in our securities involves certain risks. You should carefully consider the risks described below and the risk factors incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus before making an investment decision. Certain risks related to us and our business are described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the documents incorporated by reference herein.

 Risks Related to the Company

Difficult economic and market conditions have adversely affected our industry.

        Dramatic declines in the housing market, along with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions. General downward economic trends, reduced availability of commercial credit and increasing unemployment have negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs. Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other. This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. Financial institutions have experienced decreased access to deposits and borrowings. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price. We do not expect that the difficult conditions in the financial markets are likely to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. In particular, we may face the following risks in connection with these events:

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  We potentially face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

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  The process we use to estimate losses inherent in our credit exposure requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans. The level of uncertainty concerning economic conditions may adversely affect the accuracy of our estimates which may, in turn, impact the reliability of the process.

  •
  We may be required to pay significantly higher premiums to the Federal Deposit Insurance Corporation (the "FDIC") because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

        Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system. On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the "EESA") in response to the current crisis in the financial sector. The U.S. Department of the Treasury and banking regulators are implementing a number of programs under this legislation to address capital and liquidity issues in the banking system. There can be no assurance, however, as to the actual impact that the EESA will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of the EESA to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect the Company's business, financial condition, results of operations, access to credit or the value of the Company's securities.

We rely on dividends from our subsidiaries for most of our revenue.

        Because we are a holding company with no significant assets other than our bank, we currently depend upon dividends from our bank for a substantial portion of our revenues. Our ability to pay dividends will therefore continue to depend in large part upon our receipt of dividends or other capital distributions from our bank.

        The ability of the bank to pay dividends or make other capital distributions to us is subject to the regulatory authority of the FDIC, Hawaii law and the Federal Reserve Board. On December 5, 2008, the members of the Board of Directors of Central Pacific Bank, entered into a Memorandum of Understanding (the "Memorandum of Understanding") with the FDIC and Hawaii Division of Financial Institutions to address certain issues raised in the bank's most recent regulatory examination in August 2008. Pursuant to the terms of the Memorandum of Understanding, the bank is required to obtain approval of the FDIC and Hawaii Division of Financial Institutions for the payment of cash dividends by the bank to the Company.

        Refer to "Description of Capital Stock—Common Stock—Restrictions on Dividends" for more information about restrictions on the ability of our subsidiary to pay us dividends.

If we are unable to redeem the Fixed Rate Preferred Stock after five years, the cost of this capital to us will increase substantially.

        If we are unable to redeem the Fixed Rate Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $6,750,000 annually) to 9.0% per annum (approximately $12,150,000 annually). See "Description of Fixed Rate Preferred Stock—Dividends Payable on the Fixed Rate Preferred Stock." Depending on our financial condition at the time, this increase in the annual dividend rate on the Fixed Rate Preferred Stock could have a material negative effect on our liquidity and capital ratios.

Risks Related to an Investment in Our Common Stock

The price of our common stock may be volatile or may decline.

        The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

  •
  actual or anticipated quarterly fluctuations in our operating results and financial condition;

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  changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

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  failure to meet analysts' revenue or earnings estimates;

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  speculation in the press or investment community;

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  strategic actions by us or our competitors, such as acquisitions or restructurings;

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  actions by institutional shareholders;

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  fluctuations in the stock price and operating results of our competitors;

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  general market conditions and, in particular, developments related to market conditions for the financial services industry;

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  proposed or adopted regulatory changes or developments;

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  anticipated or pending investigations, proceedings or litigation that involve or affect us; or

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  domestic and international economic factors unrelated to our performance.

        The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility recently. As a result, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. The trading price of the shares of our common stock and the value of our other securities will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities, and other factors identified above in "Special Note Regarding Forward-Looking Statements."

        Accordingly, the shares of common stock that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which they were purchased, and, similarly, the value of our other securities may decline. Current levels of market volatility are unprecedented. The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers' underlying financial strength.

        A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

There is a limited trading market for our common stock and as a result, you may not be able to resell your shares at or above the price you pay for them.

        Although our common stock is listed for trading on the New York Stock Exchange (the "NYSE"), the volume of trading in our common stock is lower than many other companies listed on the NYSE. A public trading market with depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control.

Our common stock is not insured and you could lose the value of your entire investment.

        An investment in shares of our common stock is not a deposit and is not insured against loss by the government.

The Purchase Agreement between us and the Initial Selling Shareholder limits our ability to pay dividends on and repurchase our common stock.

        The Purchase Agreement provides that prior to the earlier of January 9, 2012 and the date on which all of the shares of the Fixed Rate Preferred Stock have been redeemed by us or transferred by the Initial Selling Shareholder to third parties, we may not, without the consent of the Initial Selling Shareholder, (a) increase the cash dividend on our common stock above $0.10 per share, the amount of the last quarterly cash dividend per share declared prior to October 14, 2008 or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock (other than the Fixed Rate Preferred Stock), or any trust preferred securities issued by us or any affiliate of ours. In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Fixed Rate Preferred Stock. These restrictions, together with the potentially dilutive impact of the TARP Warrant described in the next risk factor, could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors. Although we have historically paid cash dividends on our common stock, we are not required to do so, and on January 28, 2009, our Board of Directors elected to suspend the payment of cash dividends effective immediately as they believe this a prudent measure that will enable us to preserve capital and better meet the needs of our customers.

The Fixed Rate Preferred Stock impacts net income available to our common shareholders and earnings per common share, and the TARP Warrant may be dilutive to holders of our common stock.

        The dividends declared and the accretion on discount on the Fixed Rate Preferred Stock will reduce the net income available to common shareholders and our earnings per common share. In addition, if we are unable to redeem the Fixed Rate Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% (approximately $6,750,000 annually) to 9.0% per annum (approximately $12,150,000 annually), thus further reducing the net income available to common shareholders and our earnings per common share. The Fixed Rate Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of the Company. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the TARP Warrant is exercised. The shares of common stock underlying the TARP Warrant represent approximately 5.2% of the shares of our common stock outstanding as of February 4, 2009 (including the shares issuable upon exercise of the TARP Warrant in total shares outstanding). Although the Initial Selling Shareholder has agreed not to vote any of the shares of common stock it receives upon exercise of the TARP Warrant, a transferee of any portion of the TARP Warrant or of any shares of common stock acquired upon exercise of the TARP Warrant is not bound by this restriction.

There may be additional future dilution of our common stock.

        To the extent options to purchase common stock under our employee and director stock option plans are exercised, holders of our common stock will incur dilution. Further, if we sell additional equity or convertible debt securities, such sales could result in increased dilution to our shareholders.

 Risks Related to an Investment in the Fixed Rate Preferred Stock

The Fixed Rate Preferred Stock is equity and is subordinate to our existing and future indebtedness.

        The shares of Fixed Rate Preferred Stock are equity interests in the Company and do not constitute indebtedness. As such, the shares of Fixed Rate Preferred Stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Our existing and future indebtedness may restrict payment of dividends on the Fixed Rate Preferred Stock. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Fixed Rate Preferred Stock (1) dividends are payable only if declared by our Board of Directors or a duly authorized committee of the Board and (2) as a corporation, we are subject to restrictions on payments of dividends and any redemption price out of lawfully available assets. Further, the Fixed Rate Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under "Risk Factors—Holders of Fixed Rate Preferred Stock will have limited voting rights." Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations.

Investors should not expect us to redeem the Fixed Rate Preferred Stock on the date it becomes redeemable or on any particular date afterwards.

        The Fixed Rate Preferred Stock is a perpetual equity security. The Fixed Rate Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. Subject to certain exceptions in connection with qualified equity offerings we may make, the Fixed Rate Preferred Stock may be redeemed by us at our option either in whole or in part at any time on or after February 15, 2012, the first dividend payment date falling after the third anniversary of the original issue date. Any decision we may make at any time to propose a redemption of the Fixed Rate Preferred Stock will depend upon, among other things, our evaluation of our capital position, including for bank capital ratio purposes, the composition of our shareholders' equity and general market conditions at that time. In addition, our right to redeem the Fixed Rate Preferred Stock is subject to the following important limitation.

        Under the Federal Reserve's risk-based capital guidelines applicable to bank holding companies, any redemption of the Fixed Rate Preferred Stock is subject to prior approval of the Federal Reserve. There can be no assurance that the Federal Reserve will approve any redemption of the Fixed Rate Preferred Stock that we may propose.

Holders of Fixed Rate Preferred Stock will have limited voting rights.

        Holders of the Fixed Rate Preferred Stock and, if applicable, holders of depositary shares have no voting rights with respect to matters that generally require the approval of voting shareholders, and have only limited voting rights as described below under "Description of Fixed Rate Preferred Stock—Voting Rights."

An active trading market for the Fixed Rate Preferred Stock may not develop.

        The Fixed Rate Preferred Stock is not currently listed on any securities exchange and we do not anticipate listing the Fixed Rate Preferred Stock on an exchange unless we are requested to do so by the Initial Selling Shareholder pursuant to the Purchase Agreement. There can be no assurance that an active trading market for the Fixed Rate Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Fixed Rate Preferred Stock may be adversely affected.

The Fixed Rate Preferred Stock may be junior in rights and preferences to our future preferred stock.

        Subject to approval by the holders of at least 66 2/3% of the shares of Fixed Rate Preferred Stock then outstanding, voting together as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Fixed Rate Preferred Stock. The terms of any such future preferred stock expressly senior to the Fixed Rate Preferred Stock may restrict dividend payments on the Fixed Rate Preferred Stock. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Fixed Rate Preferred Stock have been paid for the relevant periods, no dividends will be paid on the Fixed Rate Preferred Stock, and no shares of the Fixed Rate Preferred Stock may be repurchased, redeemed, or otherwise acquired by us. This could result in dividends on the Fixed Rate Preferred Stock not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding up, the terms of the senior preferred stock may prohibit us from making payments on the Fixed Rate Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

Risks Related to an Investment in Our Debt Securities

Any indebtedness we incur could adversely affect our financial results and prevent us from fulfilling our obligations under any debt securities issued under this prospectus.

        In addition to any indebtedness we may incur pursuant to any offerings related to this prospectus, we may be able to borrow substantial additional unsecured indebtedness in the future. If any new indebtedness is incurred, the related risks that we now face could increase.

        Any indebtedness we may incur in the future, could have important consequences for the holders of any of our debt securities, including:

  •
  limiting our ability to satisfy our obligations with respect to such debt securities;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

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  requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

  •
  putting us at a disadvantage compared to competitors with less indebtedness.

Our business operations may not generate the cash needed to service our indebtedness.

        Our ability to make payments on any indebtedness, including any debt securities offered pursuant to this prospectus, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including such debt securities notes, or to fund our other liquidity needs.

 Risks Related to Our Participation in the Troubled Asset Relief Program

Because of our participation in the Troubled Asset Relief Program, we are subject to several restrictions including restrictions on compensation paid to our executives.

        Pursuant to the terms of the Purchase Agreement, we adopted certain standards for executive compensation and corporate governance for the period during which the Initial Selling Shareholder holds the equity issued pursuant to the Purchase Agreement, including the common stock which may be issued pursuant to the TARP Warrant. These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. In particular, the change to the deductibility limit on executive compensation will likely increase the overall cost of our compensation programs in future periods and may make it more difficult to attract suitable candidates to serve as executive officers.

OUR COMPANY

        Central Pacific Financial Corp. is one of the largest financial institution headquartered in Honolulu, Hawaii with $5.4 billion in assets and $3.9 billion in total deposits as of December 31, 2008. Through our bank and its subsidiaries, we offer full-service commercial banking with 39 bank branches and more than 95 ATMs located throughout the State of Hawaii. Our administrative and main offices are located in Honolulu, and we have a total of 32 branches on the island of Oahu. In addition, we operate four branches on the island of Maui, one branch on the island of Kauai and two branches on the island of Hawaii. We also have operations in the State of California serving our mainland customers.

        Our insured depositary subsidiary, Central Pacific Bank, is a full-service community bank offering a broad range of banking products and services. We accept time and demand deposits and originate loans, including commercial loans, construction loans, mortgage loans for commercial and residential properties and consumer loans. We derive our income primarily from the interest and fees we receive on loans we originate, interest on investment securities we own and fees received in connection with deposit and other services. The majority of our operating expenses arise from the interest paid by our bank on deposits and borrowings, salaries and employee benefits and general operating expenses. Our bank relies on a foundation of locally generated deposits. Our operations, like those of other financial institutions that operate in our markets, are significantly influenced by economic conditions in the States of Hawaii and California, including the strength of the real estate market in those states.

        We are committed to maintaining a premier, relationship-based community bank in Hawaii that serves the needs of small to medium-sized businesses and the owners and employees of those businesses. We aim to deliver a narrowly-focused set of value-added products and services that satisfy the primary needs of our customers, and we emphasize superior customer service and the importance of strong customer relationships. We provide our customers with an array of commercial and consumer loan products, including residential mortgages, commercial real estate and construction financing, as well as commercial and consumer loans. At December 31, 2008, our loan portfolio totaled $4.0 billion, which was comprised of $3.0 billion in our Hawaii loan portfolio and $1.0 billion in our mainland loan portfolio. In addition, we offer deposit products and services including checking, savings and time deposits, cash management and internet banking services, wealth management, trust services and retail brokerage services.

Supervision and Regulation

        As a bank holding company, we are extensively regulated under federal and state laws. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of securityholders. For a discussion of the material elements of the extensive regulatory framework applicable to bank holding companies, as well as specific information about us and Central Pacific Bank, please refer to the section "Business—Supervision and Regulation" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus. See "Where You Can Find More Information" above for information on how to obtain a copy of our annual report and any subsequent reports.

USE OF PROCEEDS

        We will not receive any proceeds from any sale of the TARP Securities by the Selling Shareholders. We expect to use the net proceeds from the sale of the Securities, other than the TARP Securities, for general corporate purposes unless the applicable prospectus supplement states otherwise.

RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

        The following table sets forth certain information concerning our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends.

		Year Ended December 31,
	Nine Months Ended September 30, 2008
		2007	2006	2005	2004	2003
Consolidated Ratio of Earnings to Fixed Charges
Excluding interest on deposits	(4.7)	1.6	4.1	4.6	5.0	9.5
Including interest on deposits	(1.3)	1.2	2.1	2.6	2.8	3.5
Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	(4.7)	1.6	4.1	4.6	5.0	9.5
Including interest on deposits	(1.3)	1.2	2.1	2.6	2.8	3.5

        For each of the periods presented above, there was no preferred stock outstanding, and accordingly, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends are the same.

        For the purpose of computing the consolidated ratios of earnings to fixed charges, earnings consist of consolidated pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries and fixed charges. Fixed charges consist of all interest expense and the proportion deemed representative of the interest factor of rent expense.

        The aggregate deficiency during the nine months ended September 30, 2008 including and excluding interest on deposits was $183.4 million. Because the Fixed Rate Preferred Stock was issued after September 30, 2008, the ratios presented above do not include fixed charges that we will incur in connection with the dividend payments to be made with respect to the Fixed Rate Preferred Stock.

 DESCRIPTION OF CAPITAL STOCK

        In this section entitled "Description of Capital Stock," references to "the Company," "we," "our" and "us" refer only to Central Pacific Financial Corp. and not to its consolidated subsidiaries.

        Our authorized capital stock consists of:

  •
  100,000,000 shares of common stock, no par value per share; and

  •
  1,000,000 shares of preferred stock, no par value per share.

        As of February 4, 2009, there were 28,733,408 shares of our common stock issued and outstanding, 135,000 shares of our preferred stock issued and outstanding, all of which consisted of our Fixed Rate Preferred Stock, and 500,000 shares of our preferred stock (the Junior Participating Preferred Stock, Series A) reserved for issuance under our shareholder rights plan. See "—Rights Agreement."

Common Stock

        The following section describes the material features and rights of our common stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, and our Restated Bylaws, as amended, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, and to applicable Hawaii law.

  General

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. There were 4,086 registered holders of our common stock as of February 4, 2009.

        Our Board of Directors is divided into three equal classes. At each annual meeting of shareholders (other than with respect to the initial classification and election of directors), directors elected to succeed the directors whose terms expire at the annual meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders in the third year following the year of their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned, as determined by the Board of Directors, among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent director. The classified nature of our Board of Directors could have the effect of delaying, deferring or preventing a change in control of the Company. See "—Anti-Takeover Provisions in the Restated Articles of Incorporation, as Amended, and Restated Bylaws, as Amended" below.

        In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

        Holders of common stock are not entitled to a liquidation preference in respect of those shares. Upon liquidation, dissolution or winding up of Central Pacific Financial Corp., holders of Central Pacific Financial Corp. common stock will be entitled to share ratably in all assets remaining after the payment of all liabilities of Central Pacific Financial Corp. and of preferential amounts to which any preferred stock may be entitled.

        The Bank Holding Company Act of 1956 (the "Bank Holding Company Act") requires any "bank holding company" (as defined in that Act) to obtain the approval of the Board of Governors of the Federal Reserve System prior to acquiring more than 5% of our outstanding common stock. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act. In addition, any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978 (the "Change in Bank Control Act").

  Restrictions on Dividends

        We are incorporated in Hawaii and are governed by Hawaii law. As a bank holding company, our ability to pay dividends is affected by the ability of our bank subsidiary to pay dividends to us. Under Hawaii law, the ability of our subsidiary bank to pay dividends or make other capital distributions to us is subject to the Hawaii state law that prohibits a state-chartered bank from declaring or paying dividends greater than its retained earnings. In addition, federal law generally prohibits a depositary institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depositary institution would thereafter be undercapitalized.

        On December 5, 2008, the members of the Board of Directors of Central Pacific Bank, entered into the Memorandum of Understanding with the FDIC and Hawaii Division of Financial Institutions to address certain issues raised in the bank's most recent regulatory examination in August 2008. The issues required to be addressed by management include, among other matters, to review and establish more comprehensive policies and methodologies relating to the adequacy of the allowance for loan and lease losses; the re-evaluation, development and implementation of strategic and other plans; and to increase the bank's leverage capital ratio to 9% within 120 days. Pursuant to the terms of the Memorandum of Understanding, the bank is required to obtain approval of the FDIC and Hawaii Division of Financial Institutions for the payment of cash dividends by the bank to the Company.

        The Purchase Agreement provides that prior to the earlier of (i) January 9, 2012 and (ii) the date on which all of the shares of the Fixed Rate Preferred Stock have been redeemed by us or transferred by the Initial Selling Shareholder to third parties, we may not, without the consent of the Initial Selling Shareholder, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Fixed Rate Preferred Stock or trust preferred securities.

        On January 28, 2009, our Board of Directors elected to suspend the payment of cash dividends effective immediately as they believe this a prudent measure that will enable us to preserve capital and better meet the needs of our customers.

        Refer to "Business—Supervision and Regulation—Bank Holding Company Activities" and "Business—Supervision and Regulation—Dividends" in our most recent Annual Report on Form 10-K and similar sections in our future filings for more information about restrictions on the ability of our subsidiary to pay us dividends.

Preferred Stock

        Our Restated Articles of Incorporation, as amended, allow our Board of Directors to issue up to 1,000,000 shares of preferred stock, no par value per share. The Board of Directors also has the authority to designate the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of February 4, 2009, 135,000 shares of preferred stock are outstanding, all of which are shares of the Fixed Rate Preferred Stock, and 500,000 shares of our preferred stock (the Junior Participating Preferred Stock, Series A) are reserved for issuance under our shareholder rights plan. See "—Rights Agreement."

        For a description of the Fixed Rate Preferred Stock, see "Description of Fixed Rate Preferred Stock."

Anti-Takeover Effects of Hawaii Law

        The acquisition of ranges of voting power (starting at 10% and at 10% intervals up to a majority) for the election of directors of an issuing public corporation (each, a "Control Share Acquisition") is subject to the requirements of the Hawaii Control Share Acquisitions Act (the "CSA Act"). We are an issuing public corporation within the meaning of the CSA Act. The CSA Act is designed to inhibit hostile acquisitions by prohibiting a Control Share Acquisition unless each such acquisition is separately approved by a majority of the corporation's outstanding shares (excluding shares owned by the acquiring person) and by imposing certain state law disclosure and timing requirements. If an acquisition is made without the requisite shareholder approval, then, for a period of one year, the shares acquired by the acquiring person will (i) be denied voting rights, (ii) be non-transferable, and (iii) be subject to redemption at the option of the corporation at a price equal to either the price at which the shares were acquired or at book value per share as of the last day of the fiscal quarter ended prior to the date of the call for redemption.

        Thus, under certain circumstances, the CSA Act may make it more difficult for an acquiring person to exercise control over the Company due to the limitations placed on that person's ability to vote the shares so acquired. The foregoing discussion of the CSA Act is qualified in its entirety by the text of the CSA Act.

  Anti-Takeover Provisions in the Restated Articles of Incorporation, as Amended, and Restated Bylaws, as Amended

        The following discussion is a general summary of certain provisions of the Restated Articles of Incorporation, as amended, and Restated Bylaws, as amended, of the Company which may be deemed to have an "anti-takeover" effect.

        Classified Board of Directors.    The Restated Articles of Incorporation, as amended, and Restated Bylaws, as amended, of the Company divide the Board of Directors into three classes designated Class I, Class II and Class III, with the terms of office of one class expiring each year and each class holding office for three years in staggered terms. Each class consists of four directors. A classified board of directors precludes an insurgent group from unseating more than one-third of the Board of Directors at any one shareholders' meeting.

        Advance Notice Requirement for Director Nominations.    The Company's Restated Bylaws, as amended, provide that shareholder nominations for the election of directors may not be brought before a meeting of shareholders unless the shareholder has given timely written notice in proper form of such nomination to the Secretary of the Company at the principal executive office. Such proposals or nominations may be made only by persons who are shareholders of record on the date on which such notice is given and on the record date for determination of shareholders entitled to vote at that meeting. To be timely, a shareholder's notice shall be delivered to or mailed and received at the executive office of the corporation not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the shareholder's notice shall be given in the manner provided herein by the later of (i) the close of business on the date 90 days prior to the meeting date or (ii) the tenth day following the date the meeting is first publicly announced or disclosed, and (iii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is publicly announced or disclosed.

        No person is eligible for election to the Board of Directors unless nominated in accordance with the foregoing procedures, and thus such procedures could make it more difficult for dissident shareholders to nominate and elect their candidates.

        Filling of Vacancies.    Vacancies on the Board of Directors caused by the death, resignation, disqualification or otherwise, of any director who was previously duly elected, may be filled by the remaining members of the Board, though less than a quorum, and each person so elected shall be a director until his or her successor is elected by the shareholders. Vacancies resulting from an increase in the number of directors may be filled only by members of the Board of Directors. As a result, new directors added to the Board of Directors to fill vacancies may not be up for shareholder election at the next annual meeting as a result of the classification of the Board. The overall effect of these provisions may be to prevent a person or entity from immediately acquiring Board control.

        Supermajority Shareholder Vote to Amend Bylaws.    Subject to repeal or change at any regular meeting of the shareholders, or at any special meeting called for that purpose by the vote of the holders of eighty percent (80%) of the outstanding shares entitled to vote at such meeting, the power to alter, amend or repeal the Restated Bylaws, as amended, or adopt new bylaws is vested in the Board of Directors. This supermajority amendment provision could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy.

Rights Agreement

        On August 26, 1998, the Board of Directors declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of common stock of the Company. The dividend was payable on September 16, 1998 to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one two-hundredth (1/200th) of a share of the Company's Junior Participating Preferred Stock, Series A, no par value per share (each a "Series A Preferred Share") at a price of $75.00 per one two-hundredth (1/200th) of a Series A Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, as amended on August 25, 2008, (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C. as Rights Agent.

        On August 25, 2008, the Company and the successor Rights Agent, Wells Fargo Bank, N.A., entered into Amendment One (the "Amendment") to the Rights Agreement. The Amendment extended the expiration date of the Company's preferred stock purchase rights issued under the Rights Agreement from August 26, 2008 to August 26, 2009.

        For a description of the Rights Agreement, please see the Company's registration statement on Form 8-A12G, including any amendment or report filed with the SEC for purposes of updating such description, incorporated by reference in this prospectus.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

New York Stock Exchange

        Our common stock trades on the New York Stock Exchange under the symbol "CPF."

 DESCRIPTION OF PREFERRED STOCK

        This section describes the general terms and provisions of the preferred stock that we may offer by this prospectus. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement. Those terms may differ from the terms discussed below. For a description of the specific terms of the Fixed Rate Preferred Stock, please see "Description of Fixed Rate Preferred Stock." Any series of preferred stock we will issue will be governed by our Restated Articles of Incorporation, as amended, including the statement of issuance of preferred stock, and our Restated Bylaws, as amended. We will file a statement of issuance for each series of preferred stock to be offered hereunder with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series. In this section entitled "Description of Preferred Stock," references to "the Company," "we," "our" and "us" refer only to Central Pacific Financial Corp. and not to its consolidated subsidiaries.

General

        Pursuant to our Restated Articles of Incorporation, as amended, the Company has the authority to issue up to 1,000,000 shares of preferred stock, no par value. As of February 4, 2009, 135,000 shares of preferred stock were outstanding, all of which were shares of the Fixed Rate Preferred Stock, and 500,000 shares of our preferred stock (the Junior Participating Preferred Stock, Series A) reserved for issuance under our shareholder rights plan. See "Description of Capital Stock—Rights Agreement." Shares of preferred stock may be issued in one or more series, from time to time, by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof.

        The Board of Directors' ability to authorize, without shareholder approval, the issuance of preferred stock with conversion and other rights may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.

        As described under "Description of Depositary Shares" below, we may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest, to be specified in the applicable prospectus supplement, in a share of preferred stock. If we issue depositary shares representing interests in preferred stock, those shares of preferred stock will be deposited with a depositary.

Specific Terms of a Series of Preferred Stock

        The preferred stock we may offer will be issued in one or more series. When we issue shares of preferred stock, they will be fully paid and nonassessable. This means you will have paid the full purchase price for your shares of preferred stock and you will not be assessed any additional amount for your stock. Their par value or liquidation preference, however, will not be indicative of the price at which the shares of preferred stock will actually trade after their issue. If necessary, the applicable prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

        The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in the applicable prospectus supplement. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

  •
  the title, stated value and liquidation preference of the preferred stock and the number of shares offered;

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  the initial public offering price at which we will issue the preferred stock;

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  the dividend rate or rates, or method of calculation of dividends, the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

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  any redemption or sinking fund provisions;

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  any conversion provisions;

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  whether we have elected to offer depositary shares as described under "Description of Depositary Shares" below; and

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  any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

  Rank

        Any series of preferred stock could rank senior, equal or junior to our other preferred stock, as may be described in a prospectus supplement, as long as our Restated Articles of Incorporation, as amended, so permit.

  Dividend

        Holders of each series of preferred stock will be entitled to receive dividends if so specified in the applicable statement of issuance when, as and if declared by our Board of Directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends for each series of preferred stock will be stated in the applicable prospectus supplement. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by our Board of Directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as set forth in the applicable prospectus supplement. For legal and regulatory restrictions on our ability to pay dividends, including pursuant to the Purchase Agreement, please see the information under the heading "Description of Capital Stock—Common Stock—Restrictions on Dividends."

  Redemption

        Subject to receipt of prior approval by the Board of Governors of the Federal Reserve System, if required, we may redeem all or part of a series of preferred stock and that series may be subject to mandatory redemption under a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed shares of preferred stock will become authorized but unissued shares of preferred stock or preference stock, as the case may be, that we may issue in the future. The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the applicable prospectus supplement.

  Conversion or Exchange Rights

        The prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of preferred stock or other securities of the Company or debt or equity securities of one or more entities.

  Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the applicable prospectus supplement, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other securities will share in any distribution of our available assets on a ratable basis in proportion to the full liquidation preferences of each security. Unless the applicable prospectus supplement states otherwise, holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

  Voting Rights

        The holders of preferred stock of each series will have no voting rights, except:

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  as stated in the applicable prospectus supplement and in the statement of issuance establishing the series; or

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  as required by applicable law.

        If we designate a series of preferred stock with any voting rights, including the right to vote for the election of directors because dividends on such series of preferred stock are in arrears, such preferred stock will be a voting security at all times for purposes of the Bank Holding Company Act. Any holder of more than 25% of a class of our voting securities, or less than 25% if the holder otherwise exercises a "controlling influence" over us, would be regulated as a bank holding company under the Bank Holding Company Act. In addition, an existing bank holding company would need to obtain the Federal Reserve Board's approval before acquiring 5% or more of any class of our voting securities. Separately, under the Change in Bank Control Act, any "person," including an individual or company other than a bank holding company, may need to obtain the Federal Reserve Board's approval before acquiring 10% or more of any class of our voting securities.

  No Other Rights

        The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except:

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  as provided in our Restated Articles of Incorporation, as amended (including any statement of issuance); and

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  as otherwise required by applicable law.

Transfer Agent

        The transfer agent for each series of preferred stock will be named and described in the prospectus supplement for that series.

DESCRIPTION OF DEPOSITARY SHARES

        This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipt with respect to the depositary shares relating to any particular series of preferred stock. We will file the applicable deposit agreement and form of depositary receipt with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any depositary shares. The specific terms of any depositary shares we may offer will be described in the applicable prospectus supplement. If so described in the applicable prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

        In this section entitled "Description of Depositary Shares," references to "the Company," "we," "our" and "us" refer only to Central Pacific Financial Corp. and not to its consolidated subsidiaries.

General

        We may offer fractional interests in shares of our preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement.

        Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Specific Terms of Depositary Shares

  Dividends

        The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

        If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and distribution of the net proceeds from this sale to the concerned holders.

        The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

  Conversion or Exchange Rights

        If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

  Redemption

        If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

  Voting Rights

        When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

  Taxation

        Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. If necessary, the applicable prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the depositary shares and the preferred stock represented by the depositary shares.

  Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, certain amendments as specified in the applicable prospectus supplement will not be effective unless approved by the record holders of at least a majority of the depositary shares then-outstanding. A deposit agreement may be terminated by us or the depositary only if:

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  all outstanding depositary shares relating to the deposit agreement have been redeemed; or

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  there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

  Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

  Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment.

  Depositary Shares of the Fixed Rate Preferred Stock

        Pursuant to the Purchase Agreement, we have agreed, if requested by the Initial Selling Shareholder, to enter into a depositary arrangement pursuant to which the shares of Fixed Rate Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Fixed Rate Preferred Stock as specified by the Initial Selling Shareholder, may be issued. The shares of Fixed Rate Preferred Stock would be held by a depositary (expected to be a bank or trust company) reasonably acceptable to the Initial Selling Shareholder. If we enter into such a depositary arrangement, the Selling Shareholders would be offering depositary shares, each representing a fraction of a share of Fixed Rate Preferred Stock, instead of actual whole shares of Fixed Rate Preferred Stock. The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus. See "Where You Can Find More Information."

DESCRIPTION OF WARRANTS OR OTHER RIGHTS

        We may issue warrants or other rights. We may issue these securities in such amounts or in as many distinct series as we wish. This section summarizes the terms of these securities that apply generally. We will describe most of the financial and other specific terms of any such series of securities in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.

        When we refer to a series of securities in this section, we mean all securities issued as part of the same series under any applicable indenture, agreement or other instrument. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

        In this section entitled "Description of Warrants or Other Rights," references to "the Company," "we," "our" and "us" refer only to Central Pacific Financial Corp. and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own warrants or other rights registered in their own names, on the books that we or any applicable trustee or warrant or rights agent maintain for this purpose, and not those who own beneficial interests in warrants or rights registered in street name or in warrants or rights issued in book-entry form through one or more depositaries. Owners of beneficial interests in warrants or rights should also read the section entitled "Legal Ownership and Book-Entry Issuance."

Warrants

        The following description of warrants does not purport to be complete and is qualified in its entirety by reference to the description of a particular series of warrants contained in an applicable prospectus supplement. For a description of the TARP Warrant, please see "Description of TARP Warrant." For information relating to common stock, preferred stock and depositary shares representing preferred stock, see "Description of Capital Stock," "Description of Preferred Stock" and "Description of Depositary Shares," respectively.

        We may offer by means of this prospectus warrants for the purchase of our preferred stock, depositary shares representing preferred stock or common stock. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        As of February 4, 2009, we had no warrants other than the TARP Warrant described below outstanding.

Rights

        The following description of rights does not purport to be complete and is qualified in its entirety by reference to the description of a particular series of rights contained in an applicable prospectus supplement. For a description of the rights issued pursuant to our Rights Agreement, please see "Description of Capital Stock—Rights Agreement." For information relating to our debt securities, common stock, preferred stock and depositary shares representing preferred stock, see "Description of Debt Securities," "Description of Capital Stock," "Description of Preferred Stock" and "Description of Depositary Shares," respectively

        We may also issue rights, on terms to be determined at the time of sale, for the purchase or sale of, or whose cash value or stream of cash payments is determined by reference to, the occurrence or non-occurrence of or the performance, level or value of, one or more of the following:

  •
  securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or debt or equity securities of third parties;

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  one or more currencies;

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  one or more commodities;

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  any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

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  one or more indices or baskets of the items described above.

        We refer to each property described above as a "Right Property."

        We may satisfy our obligations, if any, and the holder of a right may satisfy its obligations, if any, with respect to any rights by delivering, among other things:

  •
  the Right Property;

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  the cash value of the Right Property; or

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  the cash value of the rights determined by reference to the performance, level or value of the right.

        The applicable prospectus supplement will describe what we may deliver to satisfy our obligations, if any, and what the holder of a right may deliver to satisfy its obligations, if any, with respect to any rights.

        As of February 4, 2009, our only rights outstanding were those issued pursuant to the Rights Agreement described under "Description of Capital Stock—Rights Agreement."

Agreements

        Each series of warrants or rights may be evidenced by certificates and may be issued under a separate indenture, agreement or other instrument to be entered into between us and a bank that we select as agent with respect to such series. The agent, if any, will have its principal office in the U.S. and have a combined capital and surplus of at least $50,000,000. Warrants or rights in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities under "Legal Ownership and Book-Entry Issuance."

General Terms of Warrants or Rights

        The prospectus supplement relating to a series of warrants or rights will identify the name and address of the warrant or rights agent, if any. The prospects supplement will describe the following terms, where applicable, of the warrants or rights in respect of which this prospectus is being delivered:

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  the title and issuer of the warrants or rights;

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  the aggregate number of warrants or rights;

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  the price or prices at which the warrants or rights will be issued;

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  the currencies in which the price or prices of the warrants or rights may be payable;

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  the designation, amount and terms of the securities purchasable upon exercise of the warrants;

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  the designation and terms of the other securities with which the warrants or rights are issued and the number of warrants or rights issued with each such security or each principal amount of security;

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  if applicable, the date on and after which the warrants or rights and any related securities will be separately transferable;

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  any securities exchange or quotation system on which the warrants or rights or any securities deliverable upon exercise of such securities may be listed;

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  the price or prices at which and currency or currencies in which the securities purchasable upon exercise of the warrants may be purchased;

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  the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

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  the minimum or maximum amount of warrants that may be exercised at any one time;

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  whether the warrants or rights will be issued in fully registered for or bearer form, in global or non-global form or in any combination of these forms;

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  information with respect to book-entry procedures, if any;

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  a discussion of certain U.S. federal income tax considerations; and

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  any other material terms of the warrants or rights, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants or Rights

        If any warrant or right is exercisable for other securities or other property, the following provisions will apply. Each such warrant or right may be exercised at any time up to any expiration date and time mentioned in the prospectus supplement relating to those warrants or rights as may otherwise be stated in the prospectus supplement. After the close of business on any applicable expiration date, unexercised warrants or rights will become void.

        Warrants or rights may be exercised by delivery of the certificate representing the securities to be exercised, or in the case of global securities, as described below under "Legal Ownership and Book-Entry Issuance," by delivery of an exercise notice for those warrants or rights, together with certain information, and payment to any agent in immediately available funds, as provided in the prospectus supplement, of the required purchase amount, if any. Upon receipt of payment and the certificate or exercise notice properly executed at the office indicated in the prospectus supplement, we will, in the time period the relevant agreement provides, issue and deliver the securities or other property purchasable upon such exercise. If fewer than all of the warrants or rights represented by such certificates are exercised, a new certificate will be issued for the remaining amount of warrants or rights.

        If mentioned in the prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants or rights.

Antidilution Provisions

        In the case of warrants or rights to purchase common stock, the exercise price payable and the number of shares of common stock purchasable upon warrant exercise may be adjusted in certain events, including:

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  the issuance of a stock dividend to common shareholders or a combination, subdivision or reclassification of common stock;

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  the issuance of rights, warrants or options to all common and preferred shareholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per share of common stock;

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  any distribution to our common shareholders of evidences of our indebtedness of assets, excluding cash dividends or distributions referred to above; and

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  any other events mentioned in the prospectus supplement.

        The prospectus supplement will describe which, if any, of these provisions shall apply to a particular series of warrants or rights. Unless otherwise specified in the applicable prospectus supplement, no adjustment in the number of shares purchasable upon warrant or right exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number and no fractional shares will be issued upon warrant or right exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

        We and any agent for any series of warrants or rights may amend any warrant or rights agreement and the terms of the related warrants or rights by executing a supplemental agreement, without any such warrantholders' or rightholders' consent, for the purpose of:

  •
  curing any ambiguity, any defective or inconsistent provision contained in the agreement, or making any other corrections to the agreement that are not inconsistent with the provisions of the warrant or rights certificates;

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  evidencing the succession of another corporation to us and its assumption of our covenants contained in the agreement and the securities;

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  appointing a successor depository, if the securities are issued in the form of global securities;

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  evidencing a successor agent's acceptance of appointment with respect to any securities;

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  adding to our covenants for the benefit of securityholders or surrendering any right or power we have under the agreement;

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  issuing warrants or rights in definitive form, if such securities are initially issued in the form of global securities; or

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  amending the agreement and the warrants or rights as we deem necessary or desirable and that will not adversely affect the interests of the applicable warrantholders or rightsholders in any material respect.

        We and any agent for any series of warrants or rights may also amend any agreement and the related warrants or rights by a supplemental agreement with the consent of the holders of a majority of the warrants or rights of any series affected by such amendment, for the purpose of adding, modifying or eliminating any of the agreement's provisions or of modifying the rights of the holders of warrants or rights. However, no such amendment that:

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  reduces the number or amount of securities receivable upon any exercise of any such security;

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  shortens the time period during which any such security may be exercised;

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  otherwise adversely affects the exercise rights of warrantholders or rightholders in any material respect; or

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  reduces the number of securities the consent of holders of which is required for amending the agreement or the related warrants or rights;

may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

        Any agreement with respect to warrants or rights will provide that we are generally permitted to merge or consolidate with another corporation or other entity. Any such agreement will also provide that we are permitted to sell our assets substantially as an entirety to another corporation or other entity or to have another entity sell its assets substantially as an entirety to us. With regard to any series of securities, however, we may not take any of these actions unless all of the following conditions are met:

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  if we are not the successor entity, the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred or leased must be an entity organized and existing under the laws of the United States, any state or the District of Columbia and must expressly assume the performance of our covenants under any relevant indenture, agreement or other instrument; and

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  we or that successor corporation must not immediately be in default under that agreement.

Enforcement by Holders of Warrants or Rights

        Any agent for any series of warrants or rights will act solely as our agent under the relevant agreement and will not assume any obligation or relationship of agency or trust for any securityholder. A single bank or trust company may act as agent for more than one issue of securities. Any such agent will have no duty or responsibility in case we default in performing our obligations under the relevant agreement or warrant or right, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any securityholder may, without the agent's consent or consent of any other securityholder, enforce by appropriate legal action its right to exercise any warrant or right exercisable for any property.

Replacement of Certificates

        We will replace any destroyed, lost, stolen or mutilated warrant or rights certificate upon delivery to us and any applicable agent of satisfactory evidence of the ownership of that certificate and of its destruction, loss, theft or mutilation, and (in the case of mutilation) surrender of that certificate to us or any applicable agent, unless we have, or the agent has, received notice that the certificate has been acquired by a bona fide purchaser. That securityholder will also be required to provide indemnity satisfactory to us and the relevant agent before a replacement certificate will be issued.

Title

        We, any agents for any series of warrants or rights and any of their agents may treat the registered holder of any certificate as the absolute owner of the securities evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants or rights so requested, despite any notice to the contrary. See "Legal Ownership and Book-Entry Issuance."

DESCRIPTION OF STOCK PURCHASE CONTRACTS

        In this section entitled "Description of Stock Purchase Contracts," references to "the Company," "we," "our" and "us" refer only to Central Pacific Financial Corp. and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own stock purchase contracts registered in their own names, on the books that we or our agent maintain for this purpose, and not those who own beneficial interests in stock purchase contracts registered in street name or in purchase contracts issued in book-entry form through one or more depositaries. Owners of beneficial interests in the purchase contracts should read the section below entitled "Legal Ownership and Book-Entry Issuance."

        This section outlines some of the provisions of the stock purchase contracts, the purchase contract agreement and the pledge agreement that we may enter into. This information is not complete in all respects and is qualified entirely by reference to the purchase contract agreement and pledge agreement with respect to the stock purchase contracts of any particular series. The specific terms of any series of stock purchase contracts will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of stock purchase contracts may differ from the general description of terms presented below.

        Unless otherwise specified in the applicable prospectus supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock, depositary shares or other security or property at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock, depositary shares or other security or property. The consideration per share of common stock or preferred stock or per depositary share or other security or property may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by or on behalf of the Company of shares of the underlying security or property it may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security or property. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders' obligations to purchase or sell, as the case may be, the common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

        The securities related to the stock purchase contracts may be pledged to a collateral agent for the Company's benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to the Company's security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

        Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to the Company or the purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the purchase contract agreement.

DESCRIPTION OF DEBT SECURITIES

        This section outlines some of the provisions of the senior indenture, the subordinated indenture and the debt securities to be issued under these indentures. This description is not complete and is subject to, and is qualified in its entirety by reference to, the indenture under which the debt securities are issued and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The specific terms of any series of debt securities will be described in the applicable prospectus supplement, and may differ from the general description of the terms presented below. The forms of senior indenture and the subordinated indenture have been filed as exhibits to our SEC registration statement relating to this prospectus. Whenever particular defined terms of the senior indenture or the subordinated indenture, each as supplemented or amended from time to time, are referred to in this prospectus or a prospectus supplement, those defined terms are incorporated in this prospectus or such prospectus supplement by reference.

        In this section entitled "Description of Debt Securities," references to "the Company," "we," "our" and "us" refer only to Central Pacific Financial Corp. and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should also read the section entitled "Legal Ownership and Book-Entry Issuance."

Debt Securities May Be Senior or Subordinated

        We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any property or assets of ours or of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

        The senior debt securities and, in the case of senior debt securities in bearer form, any coupons to these securities, will constitute part of our senior indebtedness, will be issued under the senior debt indenture and will rank on a parity with all of our other unsecured and unsubordinated debt.

        The subordinated debt securities and, in the case of subordinated debt securities in bearer form, any coupons to these securities, will constitute part of our subordinated debt, will be issued under the subordinated debt indenture and will be contractually subordinate and junior in right of payment to all of our "senior indebtedness," as defined below under "—Subordination Provisions." Upon the occurrence of certain events of insolvency, the subordinated debt securities will be contractually subordinated to the prior payment in full of our "general obligations," as defined under "—Subordination Provisions." Neither indenture limits our ability to incur additional senior or subordinated indebtedness.

        The senior debt securities and subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of each of our subsidiaries, except to the extent we may be a creditor of that subsidiary with recognized senior claims. This is because we are a holding company and a legal entity separate and distinct from our subsidiaries, and our right to participate in any distribution of assets of any subsidiary upon its liquidation, reorganization or otherwise, and the ability of holders of debt securities to benefit indirectly from such distribution, is subject to superior claims. Claims on our subsidiary bank by creditors other than us include substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowings, long-term debt and various other financial obligations. If we are entitled to participate in any assets of any of our subsidiaries upon the liquidation or reorganization of the subsidiary, the rights of holders of the senior debt securities and subordinated debt securities with respect to those assets will be subject to the contractual subordination of the subordinated debt securities.

        When we use the terms "debt security" or "debt securities" in this description, we mean either the senior debt securities or the subordinated debt securities.

The Senior Debt Indenture and the Subordinated Debt Indenture

        The senior debt securities and the subordinated debt securities are each governed by a document called an indenture—the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture will be a contract between us and The Bank of New York Mellon Trust Company, N.A., which will initially act as trustee. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated debt indenture, and the provisions relating to defaults and events of default.

        The trustee under each indenture has two main roles:

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  first, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under "—Events of Default and Defaults;"

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  second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

        See "—Our Relationship with the Trustee" below for more information about the trustee.

        When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

We May Issue Many Series of Debt Securities

        We may issue as many distinct series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all series. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. Most of the financial and other specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, are described in the applicable prospectus. Those terms may vary from the terms described here.

        As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your debt security.

        When we refer to a series of debt securities, we mean a series issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase.

Amounts That We May Issue

        Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities, as well as increase the total authorized amount, at any time without your consent and without notifying you. Any debt securities owned by us or any of our affiliates are not deemed to be outstanding.

        In addition, we have issued and have outstanding, and may in the future issue, junior subordinated debentures to certain financing trust affiliates, which will issue capital securities guaranteed by us on the same subordinated basis as the junior subordinated debentures. The junior subordinated debentures and related guarantees generally rank junior to the subordinated debt securities. The terms debt securities, senior debt securities and subordinated debt securities do not include the junior subordinated debentures or related guarantees.

        We are not subject to financial or similar restrictions by the terms of the debt securities. The indentures do not contain any covenants designed to afford holders of debt securities protection in the event of a highly leveraged transaction involving us.

Principal Amount, Stated Maturity and Maturity

        The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

        The term "stated maturity" with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after an event of default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

        We also use the terms "stated maturity" and "maturity" to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Governing Law

        The indentures and the debt securities are governed by New York law.

Currency of Debt Securities

        Unless otherwise specified in the applicable prospectus supplement, amounts that become due and payable on your debt security will be payable in U.S. dollars. You will have to pay for your debt securities by delivering the requisite amount for the principal to the underwriter or dealer that we name in your prospectus supplement, unless other arrangements have been made between you and us or you and that dealer.

Types of Debt Securities

        We may issue any of the following three types of senior debt securities or subordinated debt securities:

  Fixed Rate Debt Securities

        A debt security of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount.

        Each fixed rate debt security, except any zero coupon debt security, will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a fixed rate debt security at the fixed yearly rate stated in the applicable prospectus supplement, until the principal is paid or made available for payment. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid, or made available for payment, to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate debt securities on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described below under "—Payment Mechanics for Debt Securities in Registered Form."

  Floating Rate Debt Securities

        A debt security of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If your debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be specified in your prospectus supplement.

        Each floating rate debt security will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a floating rate debt security at the yearly rate determined according to the interest rate formula stated in the applicable prospectus supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under "—Payment Mechanics for Debt Securities in Registered Form."

        Calculation of Interest.    Calculations relating to floating rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular floating rate debt security will name the institution that we have appointed to act as the calculation agent for that debt security as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

        For each floating rate debt security, the calculation agent will determine, on the corresponding interest calculation or determination date, as described in the applicable prospectus supplement, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period—i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate debt security by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the applicable prospectus supplement.

        Upon the request of the holder of any floating rate debt security, the calculation agent will provide for that debt security the interest rate then in effect—and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

        All percentages resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a floating rate debt security will be rounded upward or downward, as appropriate, to the nearest cent, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

        In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the applicable prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include our affiliates.

  Indexed Debt Securities

        A debt security of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

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  securities of one or more issuers;

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  one or more currencies;

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  one or more commodities;

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  any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or

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  one or more indices or baskets of the items described above.

        If you are a holder of an indexed debt security, you may receive a principal amount at maturity that is greater than or less than the face amount of your debt security depending upon the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

        An indexed debt security may provide either for cash settlement or for physical settlement by delivery of the underlying property or another property of the type listed above. An indexed debt security may also provide that the form of settlement may be determined at our option or at the holder's option. Some indexed debt securities may be exchangeable, at our option or the holder's option, for securities of an issuer other than us.

        If you purchase an indexed debt security, your prospectus supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the security may be settled physically or in cash. The prospectus supplement will also identify the calculation agent that will calculate the amounts payable with respect to the indexed debt security and may exercise significant discretion in doing so.

  Original Issue Discount Debt Securities

        A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity. See "United States Taxation—Taxation of Debt Securities—United States Holders—Original Issue Discount" below for a brief description of the U.S. federal income tax consequences of owning an original issue discount debt security.

Form of Debt Securities

        We will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities under "Legal Ownership and Book-Entry Issuance."

        In addition, we will issue each debt security in registered form, without coupons, unless the conditions for issuance of bearer securities described under "Securities Issued in Bearer Form" are met and we choose to issue the debt security in bearer form. We describe bearer securities under "Securities Issued in Bearer Form." As we note in that section, some of the features that we describe in this section entitled "Description of Debt Securities" may not apply to bearer securities.

Information in the Prospectus Supplement

        Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

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  whether it is a senior debt security or a subordinated debt security;

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  any limit on the total principal amount of the debt securities of the same series;

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  the stated maturity;

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  the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

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  whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security and also whether it is an original issue discount debt security;

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  if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

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  if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the calculation agent;

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  if your debt security is an original issue discount debt security, the yield to maturity;

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  if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

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  whether your debt security may be redeemed at our option or repaid at the holder's option before the stated maturity and, if so, other relevant terms such as the redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

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  the authorized denominations, if other than $1,000 and integral multiples of $1,000;

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  whether we will issue or make available your debt security in non-book-entry form;

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  whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

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  whether the debt securities will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms;

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  the names and duties of any co-trustees, depositories, authenticating agents, paying agents, transfer agents or registrars for the series of debt securities; and

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  any other terms of your debt security that are consistent with the provisions of the applicable indenture, which other terms could be different from those described in this prospectus.

        Your prospectus supplement will summarize specific financial and other terms of your debt security, while this prospectus describes terms that apply generally to all the debt securities. Consequently, the terms described in your prospectus supplement will supplement those described in this prospectus and, if the terms described there are inconsistent with those described here, the terms described there will be controlling. The terms used in your prospectus supplement have the meanings described in this prospectus, unless otherwise specified.

Redemption and Repayment

        Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

        If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

        If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

        If your prospectus supplement specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

        If we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described below in "—Notices."

        If a debt security represented by a global debt security is subject to repayment at the holder's option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect owners who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

        Street name and other indirect owners should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

        We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

        We are generally permitted to merge or consolidate with another corporation or other entity. We are also permitted to sell our assets substantially as an entirety to another corporation or other entity or to have another entity sell its assets substantially as an entirety to us. With regard to any series of debt securities, however, we may not take any of these actions unless all of the following conditions are met:

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  if we are not the successor entity, the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred or leased must be an entity organized and existing under the laws of the United States, any state or the District of Columbia and must expressly assume the due and punctual payment of the principal of, any premium, and interest on the debt securities of that series and the performance of our other covenants under the relevant indenture;

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  immediately after giving effect to that transaction, no default or event of default under the debt securities of that series, and no event which, after notice or lapse of time or both, would become a default or an event of default under the debt securities of that series, has occurred and is continuing; and

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  an officer's certificate and legal opinion relating to these conditions must be delivered to the trustee.

        If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity or to acquire the assets of another entity substantially as an entirety. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any merger of another entity with one of our subsidiaries, any transaction that involves a change of control of us but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

        Also, if we merge, consolidate or sell our assets substantially as an entirety and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to your debt securities.

Subordination Provisions

        The subordinated debt securities are subordinated in right of payment to the prior payment in full of all of our senior indebtedness and, under specified circumstances, to our general obligations. This means that, in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our senior indebtedness and general obligations will be entitled to receive payment in full of all amounts due or to become due to them before the holders of the subordinated debt securities will be entitled to receive any amounts under the subordinated debt securities. These circumstances include when we make a payment or distribute assets to creditors upon our liquidation, dissolution, winding up or reorganization.

        These subordination provisions mean that if we are insolvent, a direct holder of our senior indebtedness may ultimately receive out of our assets more than a holder of the same amount of subordinated debt securities, and a senior creditor of ours that is owed a specific amount may ultimately receive more than a holder of the same amount of subordinated debt securities. The subordinated debt indenture does not limit our ability to incur senior or subordinated indebtedness or general obligations, including indebtedness ranking on an equal basis with the subordinated debt securities.

        The subordinated debt indenture provides that, unless all principal of and any premium or interest on senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

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  in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets;

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  (a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior indebtedness beyond any applicable grace period or (b) in the event that any judicial proceeding is pending with respect to any such default; or

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  in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

        If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, and if this fact is made known to the trustee or holders at or prior to the time of such payment or distribution, then the trustee or the holders will have to repay that money to us.

        Further, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets, any creditors in respect of general obligations, which we define below, will be entitled to receive payment in full of all amounts due or to become due on or in respect of such general obligations after payment in full to the holders of senior indebtedness, before any amount is made available for payment or distribution to the holders of any subordinated debt security. However, upon the occurrence of a termination event, which we define below, such subordination to the creditors in respect of general obligations will become null and void and have no further effect.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

        The subordinated debt indenture allows the holders of senior indebtedness to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

        The subordinated debt indenture defines "senior indebtedness" as:

  •
  the principal, premium, if any, and interest in respect of our indebtedness for all borrowed and purchased money and indebtedness evidenced by securities, debentures, notes, bonds or other similar instruments issued by us;

  •
  all our capital lease obligations;

  •
  all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement;

  •
  all our obligations for the reimbursement of any letter of credit, any banker's acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any interest rate swap, any other hedging arrangement, any obligation under options or any similar credit or other transaction;

  •
  all our obligations associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements;

  •
  all obligations of the type referred to in the foregoing bullets of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise including, without limitation, similar obligations arising from off-balance sheet guarantees and direct credit substitutes; and

  •
  all obligations of the type referred to in the foregoing bullets of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us), whether incurred on or prior to the date of the subordinated indenture or after such date.

        However, "senior indebtedness" does not include:

  •
  the subordinated debt securities;

  •
  our trade accounts payable arising in the ordinary course of business (such trade accounts payable being pari passu in right of payment to the subordinated debt securities);

  •
  any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated debt securities, including our debentures or guarantees underlying each of CPB Capital Trust I's TP Securities due April 7, 2033, CPB Capital Trust II's TP Securities due October 7, 2033, CPB Statutory Trust III's Floating Rate Capital Securities due December 17, 2033, CPB Capital Trust IV's TP Securities due December 15, 2034 and CPB Statutory Trust V's Floating Rate Capital Securities due December 15, 2034; or

  •
  obligations with respect to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are pari passu , junior or otherwise not superior in right of payment to the subordinated debt securities, and we, prior to the issuance of such obligations, have notified (and, if required, have received approval from) the Federal Reserve.

        The subordinated debt indenture defines "general obligations" as all our obligations to make payments on account of claims of general creditors, other than:

  •
  obligations on account of senior indebtedness; and

  •
  obligations on account of the subordinated debt securities and indebtedness for money borrowed ranking on an equal basis with or junior to the subordinated debt securities.

However, if the Federal Reserve Board (or other federal banking supervisor that is at the time of determination our primary federal banking supervisor) promulgates any rule or issues any interpretation defining or describing the term "general creditor" or "general creditors" or "senior indebtedness" for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, or otherwise defining or describing the obligations to which subordinated debt of a bank holding company must be subordinated to be included in capital, to include any obligations not included in the definition of "senior indebtedness" as described above, then the term "general obligations" will mean such obligations as defined or described in the first such rule or interpretation, other than obligations as described immediately above in bullet points.

        "Termination event" means the promulgation of any rule or regulation or the issuance of any interpretation of the Federal Reserve Board (or other federal banking supervisor that is at the time of determination our primary federal banking supervisor) that:

  •
  defines or describes the terms "general creditor" or "general creditors" or "senior indebtedness." for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, or otherwise defines or describes the obligations to which subordinated debt of a bank holding company must be subordinated for the debt to be included in capital, to include no obligations other than those covered by the definition of "senior indebtedness" without regard to any of our other obligations;

  •
  permits us to include the subordinated debt securities in our capital if they were subordinated in right of payment to the senior indebtedness without regard to any of our other obligations;

  •
  otherwise eliminates the requirement that subordinated debt of a bank holding company and its subsidiaries must be subordinated in right of payment to the claims of its general creditors in order to be included in capital; or

  •
  causes the subordinated debt securities to be excluded from capital notwithstanding the provisions of the subordinated debt indenture.

        Termination event also means any event that results in our not being subject to capital requirements under the rules, regulations or interpretations of the Federal Reserve Board (or other federal banking supervisor).

Defeasance and Covenant Defeasance

        Unless we state otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each senior and subordinated debt security as indicated in the applicable prospectus supplement. In general, we expect these provisions to apply to each debt security that is not a floating rate or indexed debt security.

  Full Defeasance

        If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on any debt securities. This is called full defeasance. For us to do so, each of the following must occur:

  •
  we must deposit in trust for the benefit of all holders of those debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates;

  •
  there must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to recognize gain or loss for federal income tax purposes as a result of such deposit and full defeasance to be effected with respect to such securities or be taxed on those debt securities any differently than if such deposit and full defeasance were not to occur;

  •
  we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above;

  •
  we must confirm that neither the debt securities nor any securities of the same series, if listed on any securities exchange, will be delisted as a result of depositing such amount in trust;

  •
  no default or event of default, as defined below and as applicable under the relevant indenture for such series of securities, shall have occurred and be continuing at the time of such deposit or, with regard to an event of default relating to certain events of bankruptcy, insolvency, reorganization or the appointment of a receiver by us or our subsidiary bank, on the date of the deposit referred to above or during the 90 days after that date;

  •
  such defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all securities are in default within the meaning of the Trust Indenture Act;

  •
  such defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument by which we are bound;

  •
  such defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), unless such trust shall be registered or exempt from registration thereunder;

  •
  in the case of the subordinated debt securities, no event or condition may exist that, under the provisions described under "—Subordination Provisions" above, would prevent us from making payments of interest, principal and any other payments on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

  •
  we must deliver to the trustee an officers' certificate and a legal opinion of our counsel confirming that all conditions precedent with respect to such defeasance described above have been complied with.

        If we ever fully defease your debt security, you will need to rely solely on the trust deposit for payments on your debt security. You could not look to us for payment in the event of any shortfall.

  Covenant Defeasance

        Under current U.S. federal tax law, we can make the same type of deposit described above and be released from certain covenants relating to your debt security as provided for in the relevant indenture or described in your prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of those covenants. In the case of subordinated debt securities, you would be released from the subordination provisions on your subordinated debt security described under "—Subordination Provisions" above. In order to achieve covenant defeasance for any debt securities, we must satisfy substantially the same conditions specified above for full defeasance, except with regard to the second bullet point above, which for covenant defeasance requires only a legal opinion of our counsel delivered to the trustee confirming that the holders of such securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance to be effected with respect to such securities or be taxed on those debt securities any differently than if such deposit and covenant defeasance were not to occur.

        If we accomplish covenant defeasance with regard to your debt security, the following provisions, among others, of the applicable indenture and your debt security would no longer apply:

  •
  any covenants that your prospectus supplement may state are applicable to your debt security;

  •
  the events of default resulting from a breach of covenants, described below under "—Events of Default and Defaults;" and

  •
  with respect to subordinated debt securities, the subordination provisions described under "—Subordination Provisions" above.

        If we accomplish covenant defeasance on your debt security, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Events of Default and Defaults

        You will have special rights if an event of default with respect to your debt security occurs and is not cured, as described in this subsection.

  Events of Default under the Senior Debt Indenture

        When we refer to an event of default with respect to any series of senior debt securities, we mean any of the following:

  •
  failure to pay principal of or any premium on any senior debt security of that series when due;

  •
  failure to pay any interest on any senior debt security of that series when due and that default continues for 30 days;

  •
  failure to deposit any sinking fund payment, when and as due by the terms of any senior debt security of that series;

  •
  failure to perform any other covenant in the senior debt indenture and that failure continues for 90 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the relevant outstanding senior debt securities;

  •
  our filing for bankruptcy or the occurrence of certain other events of bankruptcy, insolvency or reorganization relating to us or our subsidiary bank (defined as any subsidiary of the company that is a depository institution and meets the definition of "significant subsidiary" within the meaning of Rule 405 under the Securities Act); and

  •
  any other event of default provided with respect to senior debt securities of that series which will be described in the applicable prospectus supplement for that series.

  Events of Default and Defaults under the Subordinated Debt Indenture

        When we refer to an event of default with respect to any series of subordinated debt securities, we mean:

  •
  our filing for bankruptcy or the occurrence of certain other events of bankruptcy, insolvency or reorganization relating to us or our subsidiary bank.

        When we refer to a default with respect to any series of subordinated debt securities, we mean:

  •
  failure to pay principal of or any premium on any subordinated debt security of that series when due;

  •
  failure to pay any interest on any subordinated debt security of that series when due and that default continues for 30 days;

  •
  failure to deposit any sinking fund payment, when and as due by the terms of any subordinated debt security of that series;

  •
  failure to perform any other covenant in the subordinated debt indenture and that failure continues for 90 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the relevant outstanding subordinated debt securities;

  •
  any event of default; and

  •
  any other default provided with respect to subordinated debt securities of that series which will be described in the applicable prospectus supplement for that series.

  Remedies upon an Event of Default or Default

        If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the relevant outstanding debt securities may accelerate the maturity of such debt securities. Additionally, the senior debt indenture provides that in the event of the filing for bankruptcy by us or our subsidiary bank or the occurrence of certain other events of bankruptcy, insolvency or reorganization relating to us or our subsidiary bank, the maturity of the outstanding senior debt securities will accelerate automatically. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the relevant outstanding debt securities may, under circumstances set forth in the relevant indenture, rescind the acceleration if we have deposited monies on account of certain overdue amounts with the trustee.

        With respect to subordinated debt securities, if a default occurs that is not also an event of default with respect to the subordinated debt securities, neither the trustee nor the holders of subordinated debt securities may act to accelerate the maturity of the subordinated debt securities. However, if a default occurs, the trustee may proceed to enforce any covenant and other rights of the holders of the subordinated debt securities, and if the default relates to our failure to make any payment of interest when due and payable and such default continues for a period of 30 days or such default is made in the payment of the principal or any premium at its maturity, then the trustee may demand payment of the amounts then due and payable and may proceed to prosecute any failure on our part to make such payments.

        Subject to the provisions of the relevant indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the relevant indenture at the request or direction of any of the holders of the debt securities issued thereunder, unless the holders of such debt securities shall have offered to the trustee indemnity satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the relevant outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        Before you may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

  •
  you must have given the trustee written notice of a continuing event of default or defaults;

  •
  the holders of at least 25% of the aggregate principal amount of all relevant outstanding debt securities of your series must make a written request of the trustee at its corporate trust office to take action because of the event of default or default, as the case may be, and must have offered to the trustee indemnification satisfactory to the trustee against the cost, liabilities and expenses of taking such action;

  •
  the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification; and

  •
  no contrary notice shall have been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the securities of your series.

        These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a security on or after the due dates for such payments.

        We will furnish to the trustee, as soon as possible and in any event within five business days of when we become aware of the occurrence of any event of default or an event which, with notice or the lapse of time or both, would constitute an event of default, a statement setting forth the details of such event of default or default and the action which we propose to take with respect to such default or event of default.

        Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity. Book-entry and other indirect owners are described under "Legal Ownership and Book-Entry Issuance" below.

Modification of the Indentures and Waiver of Covenants

        Certain limited modifications of the indentures may be made without the necessity of obtaining the consent of the holders of the relevant debt securities. Other modifications and amendments of the indentures may be made with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by those modifications and amendments. However, a modification or amendment affecting securities issued under the senior debt indenture or the subordinated debt indenture requires the consent of the holder of each outstanding debt security under the relevant indenture affected if it would:

  •
  change the stated maturity of the principal or interest of any security;

  •
  reduce the principal amounts of, any premium or interest on, any security or change the currency in which any such amounts are payable;

  •
  change the place of payment on a security;

  •
  impair the right to institute suit for the enforcement of any payment on any security on or after its stated maturity or redemption date;

  •
  reduce the percentage of holders whose consent is needed to modify or amend the indenture;

  •
  reduce the percentage of holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

  •
  modify the provisions with respect to subordination of the subordinated debt securities in a manner adverse to the holders of those securities; or

  •
  modify the provisions dealing with modification and waiver of the indenture.

        In addition, no modification or amendment to the subordinated debt indenture that affects the superior position of the holders of senior indebtedness shall be effective against any holder of senior indebtedness unless the holder shall have consented to the modification or amendment.

        The holders of a majority of principal amount of the outstanding debt securities of any series may, on behalf of the holders of all securities of that series, waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all securities of that series, waive any past default, except a default in the payment of principal or interest, and defaults in respect of a covenant or provision which cannot be modified or amended without the consent of each holder of each outstanding debt security affected.

        We will generally be entitled to set any day as a record date for the purpose of determining the holders of relevant outstanding debt securities that are entitled to take any action under the relevant indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of the relevant debt securities. If a record date is set for any action to be taken by holders of debt securities, such action may be taken only by persons who are holders of relevant outstanding debt securities on the record date and must be taken within 180 days following the record date or such other period as we may specify (or as the trustee may specify, if it set the record date). This period may be shortened or lengthened (but not beyond 180 days) from time to time.

        Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Special Rules for Action by Holders

        When holders take any action under either indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

  Only Outstanding Debt Securities Are Eligible

        Only holders of outstanding debt securities of the applicable series will be eligible to participate in any action by holders of debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be "outstanding:"

  •
  if it has been surrendered for cancellation;

  •
  if we have deposited or set aside, in trust for its holder, money for its payment or redemption;

  •
  if we have fully defeased it as described above under "—Defeasance and Covenant Defeasance—Full Defeasance;" or

  •
  if we or one of our affiliates is the beneficial owner.

  Eligible Principal Amount of Some Debt Securities

        In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount increases over time or is not to be fixed until maturity.

        For any debt security of the kind described below, we will decide how much principal amount to attribute to the debt security as follows:

  •
  for an original issue discount debt security, we will use the principal amount that would be due and payable on the action date if the maturity of the debt security were accelerated to that date because of a default; or

  •
  for a debt security whose principal amount is not known, we will use any amount that we indicate in the prospectus supplement for that debt security. The principal amount of a debt security may not be known, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date.

Form, Exchange and Transfer of Debt Securities in Registered Form

        If any debt securities cease to be issued in registered global form, they will be issued as follows unless we indicate otherwise in your prospectus supplement:

  •
  only in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 and integral multiples of $1,000.

        Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

        If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

        If a debt security is issued as a registered global debt security, only the depositary, Euroclear and Clearstream, Luxembourg, as applicable, will be entitled to transfer and exchange the debt security as described in this subsection, since it or they will be the sole holder of the debt security.

        The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payment Mechanics for Debt Securities in Registered Form

  Who Receives Payment?

        If interest is due on a debt security on an interest payment date, we will pay the interest to the person in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date as described under "—Payment and Record Dates for Interest" below. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment or, in the case of a global debt security, in accordance with the applicable policies of the depositary, Euroclear and Clearstream, Luxembourg, as applicable.

  Payment and Record Dates for Interest

        The applicable prospectus supplement will specify the dates on which interest on any fixed rate debt security will be payable and the regular record dates relating to the interest payment dates. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

        Business Day.    The term "business day" means, for any debt security, a day that meets all the following applicable requirements:

  •
  for all debt securities, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Honolulu, Hawaii or New York City generally are authorized or required by law or executive order to close;

  •
  if the debt security is a floating rate debt security whose interest rate is based on the London interbank offered rate, or LIBOR, is also a day on which dealings in the relevant index currency specified in the applicable prospectus supplement are transacted in the London interbank market;

  •
  if the debt security either is a floating rate debt security whose interest rate is based on the euro interbank offered rate, or EURIBOR, or a floating rate debt security whose interest rate is based on LIBOR and for which the index currency is euros, is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business;

  •
  if the debt security is held through Euroclear, is also not a day on which banking institutions in Brussels, Belgium are generally authorized or obligated by law, regulation or executive order to close; and

  •
  if the debt security is held through Clearstream, is also not a day on which banking institutions in Luxembourg are generally authorized or obligated by law, regulation or executive order to close.

  How We Will Make Payments Due

        We will follow the practice described in this subsection when paying amounts due on the debt securities. All amounts due will be paid in U.S. dollars.

        Payments on Global Debt Securities.    We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner's right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described in the section entitled "Legal Ownership and Book-Entry Issuance—Special Consideration for Global Securities."

        Payments on Non-Global Debt Securities.    We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

        Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

        Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

  Payment When Offices Are Closed

        If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the applicable indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or the applicable indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under "—Payment and Record Dates for Interest."

  Paying Agent

        We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed The Bank of New York Mellon Trust Company, N.A., at its principal office in Los Angeles, California, as the paying agent for the debt securities. We must notify you of changes in the paying agents.

  Unclaimed Payments

        Regardless of whom acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

        Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

        Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship with the Trustee

        The Bank of New York Mellon Trust Company, N.A. is initially serving as the trustee for both the senior debt securities and the subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any debt securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act. In that case, the trustee may be required to resign under one of the indentures, and we would be required to appoint a successor trustee. For this purpose, a "potential" event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF UNITS

        This section outlines some of the provisions of the units and the unit agreements that we may enter into. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

        In this section entitled "Description of Units," references to "the Company," "we," "our" and "us" refer only to Central Pacific Financial Corp. and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own units registered in their own names, on the books that we or our agent maintain for this purpose, and not those who own beneficial interests in units registered in street name or in units issued in book-entry form through one or more depositaries. Owners of beneficial interests in the units should read the section below entitled "Legal Ownership and Book-Entry Issuance."

        We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock, stock purchase contracts, warrants, rights and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        The applicable prospectus supplement may describe:

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  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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  any provisions of the governing unit agreement that differ from those described below; and

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  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Debt Securities," "Description of Preferred Stock," "Description of Capital Stock," "Description of Warrants or Other Rights" and "Description of Stock Purchase Contracts" will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

        We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

        We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

        The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

  Enforcement of Rights

        The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

        Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement, rights agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, preferred stock, common stock or warrants, as relevant.

        Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the applicable prospectus supplement.

  Modification Without Consent of Holders

        We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

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  to cure any ambiguity;

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  to correct or supplement any defective or inconsistent provision; or

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  to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

        We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

  Modification With Consent of Holders

        We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

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  impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

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  reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

        Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

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  if the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

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  if the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

        These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

        In each case, the required approval must be given by written consent.

  Unit Agreements Will Not Be Qualified Under Trust Indenture Act

        No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

        The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

        The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

        The unit agreements and the units will be governed by New York law.

Form, Exchange and Transfer

        We will issue each unit in global—i.e., book-entry—form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under "Legal Ownership and Book-Entry Issuance."

        In addition, we will issue each unit in registered form, unless we say otherwise in the applicable prospectus supplement. Bearer securities would be subject to special provisions, as we describe below under "Securities Issued in Bearer Form."

        Each unit and all securities comprising the unit will be issued in the same form.

        If we issue any units in registered, non-global form, the following will apply to them.

        The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

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  Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

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  Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

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  If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

        Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

        In making payments and giving notices with respect to our units, we will follow the procedures we plan to use with respect to our debt securities, where applicable. We describe those procedures above under "Description of Debt Securities—Payment Mechanics for Debt Securities in Registered Form" and "Description of Debt Securities—Notices."

 DESCRIPTION OF FIXED RATE PREFERRED STOCK

        This section summarizes specific terms and provisions of the Fixed Rate Preferred Stock that may be resold by the Selling Shareholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, including the related Statement of Issuance of Shares of Preferred or Special Classes in Series with respect to the Fixed Rate Preferred Stock (the "Fixed Rate Preferred Stock Statement of Issuance"), both of which have been filed with the SEC and are incorporated by reference into this prospectus. See "Where You Can Find More Information."

        In this section entitled "Description of Fixed Rate Preferred Stock," references to "the Company," "we," "our" and "us" refer only to Central Pacific Financial Corp. and not to its consolidated subsidiaries.

General

        The Fixed Rate Preferred Stock constitutes a single series of our preferred stock, consisting of 135,000 shares, no par value, having a liquidation preference amount of $1,000 per share. The Fixed Rate Preferred Stock has no maturity date. We issued the shares of Fixed Rate Preferred Stock to the Initial Selling Shareholder on January 9, 2009 in connection with the TARP Capital Purchase Program for a purchase price of $135 million in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Fixed Rate Preferred Stock are validly issued, fully paid and nonassessable.

        Pursuant to the Purchase Agreement, we have agreed, if requested by the Initial Selling Shareholder, to enter into a depositary arrangement pursuant to which the shares of Fixed Rate Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Fixed Rate Preferred Stock as specified by the Initial Selling Shareholder, may be issued. See "Description of Depositary Shares."

Dividends Payable on the Fixed Rate Preferred Stock

        Holders of shares of the Fixed Rate Preferred Stock are entitled to receive if, as and when declared by our Board of Directors or a duly authorized committee of the Board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share with respect to each dividend period from January 9, 2009 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of the Fixed Rate Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Fixed Rate Preferred Stock with respect to each dividend period thereafter.

        Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Fixed Rate Preferred Stock are payable to holders of record on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors or any duly authorized committee of the Board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

        If we determine not to pay any dividend or a full dividend with respect to the Fixed Rate Preferred Stock, we are required to provide written notice to the holders of shares of the Fixed Rate Preferred Stock prior to the applicable dividend payment date.

        Our existing and future indebtedness may restrict payment of dividends on the Fixed Rate Preferred Stock. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Fixed Rate Preferred Stock (1) dividends are payable only if declared by our Board of Directors or a duly authorized committee of the Board and (2) as a corporation, we are subject to restrictions on payments of dividends and any redemption price out of lawfully available assets. Further, the Fixed Rate Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under "Risk Factors—Risks Related to an Investment in the Fixed Rate Preferred Stock—Holders of Fixed Rate Preferred Stock will have limited voting rights." Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Hawaii state laws relating to the payment of dividends as described under "Description of Capital Stock—Common Stock—Restrictions on Dividends" above.

Priority of Dividends

        With respect to the payment of dividends and the amounts to be paid upon liquidation, the Fixed Rate Preferred Stock will rank:

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  senior to our common stock and all other equity securities designated as ranking junior to the Fixed Rate Preferred Stock; and

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  at least equally with all other equity securities designated as ranking on a parity with the Fixed Rate Preferred Stock, referred to as parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of the Company.

        So long as any shares of the Fixed Rate Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on the Company's common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Fixed Rate Preferred Stock for all prior dividend periods, other than:

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  purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

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  purchases or other acquisitions by broker-dealer subsidiaries of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

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  purchases by a broker-dealer subsidiary of the Company for resale pursuant to an offering by the Company of our stock that is underwritten by such broker-dealer subsidiary;

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  any dividends or distributions of rights or junior stock in connection with any shareholders' rights plan or repurchases of rights pursuant to any shareholders' rights plan;

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  acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not the Company or a subsidiary of the Company, including as trustee or custodian; and

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  the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 9, 2009, or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

        If we repurchase shares of the Fixed Rate Preferred Stock from a holder other than the Initial Selling Shareholder, we must offer to repurchase a ratable portion of the Fixed Rate Preferred Stock then held by the Initial Selling Shareholder.

        On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Fixed Rate Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Fixed Rate Preferred Stock), with respect to the Fixed Rate Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

        Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our Board of Directors (or a duly authorized committee of the Board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Fixed Rate Preferred Stock from time to time out of any funds legally available for such payment, and the Fixed Rate Preferred Stock shall not be entitled to participate in any such dividends.

Redemption

        The Fixed Rate Preferred Stock may not be redeemed prior to February 15, 2012, the first dividend payment date falling after the third anniversary of the issue date, unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $33,750,000, which equals 25% of the aggregate liquidation amount of the Fixed Rate Preferred Stock on the date of issuance. In such a case, we may redeem the Fixed Rate Preferred Stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A "qualified equity offering" is a sale and issuance for cash by us, to persons other than the Company or its subsidiaries after January 9, 2009, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

        On or after February 15, 2012, the Fixed Rate Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

        In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

        The Fixed Rate Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of the Fixed Rate Preferred Stock have no right to require the redemption or repurchase of the Fixed Rate Preferred Stock.

        If fewer than all of the outstanding shares of the Fixed Rate Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of the Fixed Rate Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

        We will mail notice of any redemption of the Fixed Rate Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of the Fixed Rate Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of the Fixed Rate Preferred Stock designated for redemption will not affect the redemption of any other Fixed Rate Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of the Fixed Rate Preferred Stock are to be redeemed, and the number of shares of the Fixed Rate Preferred Stock to be redeemed (and, if less than all shares of the Fixed Rate Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

        Shares of the Fixed Rate Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

        In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the Fixed Rate Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Fixed Rate Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Fixed Rate Preferred Stock.

        If our assets are not sufficient to pay the total liquidation amount in full to all holders of the Fixed Rate Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of the Fixed Rate Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of the Fixed Rate Preferred Stock has been paid in full to all holders of the Fixed Rate Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Fixed Rate Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

        For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

        Except as indicated below or otherwise required by law, the holders of the Fixed Rate Preferred Stock will not have any voting rights.

  Election of Two Directors upon Non-Payment of Dividends

        If the dividends on the Fixed Rate Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our Board of Directors will be increased by two. Holders of the Fixed Rate Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our Board of Directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

        Upon the termination of the right of the holders of the Fixed Rate Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of the Company will be reduced by the number of preferred stock directors that the holders of the Fixed Rate Preferred Stock and voting parity stock had been entitled to elect.

        Any preferred stock director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of the shares of Fixed Rate Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of voting parity stock, to the extent the voting rights of such holders of voting parity stock are then exercisable. If the office of a preferred stock director becomes vacant for any reason other than removal from office as described above, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

  Other Voting Rights

        So long as any shares of the Fixed Rate Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Restated Articles of Incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the shares of the Fixed Rate Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

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  any amendment or alteration of our Restated Articles of Incorporation, as amended, or the Fixed Rate Preferred Stock Statement of Issuance, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of Common Stock ranking senior to the Fixed Rate Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

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  any amendment, alteration or repeal of any provision of the Fixed Rate Preferred Stock Statement of Issuance or our Restated Articles of Incorporation, as amended, so as to adversely affect the rights, preferences, privileges or voting powers of the Fixed Rate Preferred Stock; or

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  any consummation of a binding share exchange or reclassification involving the Fixed Rate Preferred Stock or of a merger or consolidation of the Company with another entity, unless the shares of the Fixed Rate Preferred Stock remain outstanding following any such transaction or, if the Company is not the surviving entity, are converted into or exchanged for preference securities of the surviving entity or its ultimate parent and such remaining outstanding shares of the Fixed Rate Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Fixed Rate Preferred Stock, taken as a whole.

        To the extent of the voting rights of the Fixed Rate Preferred Stock, each holder of the Fixed Rate Preferred Stock will have one vote for each such share on any matter on which holders of the Fixed Rate Preferred Stock are entitled to vote, including any action by written consent.

        The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of the Fixed Rate Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Fixed Rate Preferred Stock to effect the redemption.

DESCRIPTION OF TARP WARRANT

        In this section entitled "Description of TARP Warrant," references to "the Company," "we," "our" and "us" refer only to Central Pacific Financial Corp. and not to its consolidated subsidiaries.

        This section summarizes specific terms and provisions of the TARP Warrant we issued to the Initial Selling Shareholder on January 9, 2009 concurrent with our sale to the Initial Selling Shareholder of 135,000 shares of Fixed Rate Preferred Stock pursuant to the TARP Capital Purchase Program. The description of the TARP Warrant contained in this section is qualified in its entirety by the actual terms of the TARP Warrant, a copy of which was attached as Exhibit 4.2 to our Current Report on Form 8-K filed on January 12, 2009 and incorporated by reference into this prospectus. See "Where You Can Find More Information."

Shares of Common Stock Subject to the TARP Warrant

        The TARP Warrant is initially exercisable for 1,585,748 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $135,000,000, which is equal to 100% of the aggregate liquidation preference of the Fixed Rate Preferred Stock, the number of shares of common stock underlying the TARP Warrant then held by the Selling Shareholders will be reduced by 50% to 792,874 shares. The number of shares subject to the TARP Warrant are subject to the further adjustments described below under the heading "—Adjustments to the TARP Warrant."

Exercise of the TARP Warrant

        The initial exercise price applicable to the TARP Warrant is $12.77 per share of common stock for which the TARP Warrant may be exercised. The TARP Warrant may be exercised at any time on or before January 9, 2019 by surrender of the TARP Warrant and a completed notice of exercise attached as an annex to the TARP Warrant and the payment of the exercise price for the shares of common stock for which the TARP Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the TARP Warrant equal to the value of the aggregate exercise price of the TARP Warrant determined by reference to the market price of our common stock on the trading day on which the TARP Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the TARP Warrant is subject to the further adjustments described below under the heading "—Adjustments to the TARP Warrant."

        Upon exercise of the TARP Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the TARP Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the TARP Warrant (less the pro-rated exercise price of the TARP Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the TARP Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the TARP Warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the TARP Warrant with the New York Stock Exchange.

Rights as a Shareholder

        The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the TARP Warrant has been exercised.

Transferability

        The Initial Selling Shareholder may not transfer a portion of the TARP Warrant with respect to more than 792,874 shares of common stock until the earlier of the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $135,000,000 and December 31, 2009. The TARP Warrant and all rights under the TARP Warrant are otherwise transferable.

Adjustments to the TARP Warrant

  Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations

        The number of shares for which the TARP Warrant may be exercised and the exercise price applicable to the TARP Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

  Anti-dilution Adjustment

        Until the earlier of January 9, 2012 and the date the Initial Selling Shareholder no longer holds the TARP Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the TARP Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

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  as consideration for or to fund the acquisition of businesses and/or related assets;

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  in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

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  in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

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  in connection with the exercise of preemptive rights on terms existing as of January 9, 2009.

  Other Distributions

        If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the TARP Warrant will be adjusted to reflect such distribution.

  Certain Repurchases

        If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the TARP Warrant and the exercise price will be adjusted.

  Business Combinations

        In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the warrantholder's right to receive shares of our common stock upon exercise of the TARP Warrant shall be converted into the right to exercise the TARP Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the TARP Warrant may be exercised, as if the TARP Warrant had been exercised prior to such merger, consolidation or similar transaction.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable depositary or warrant agent maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

        We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary or its participants. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not legal holders, of the securities.

Street Name Holders

        We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we or any applicable depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not legal holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of any applicable depositary or warrant agent or other third party employed by us or any of the foregoing, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an instrument defining the rights of security holders, to relieve us of the consequences of a breach or of our or its obligation to comply with a particular provision of such an instrument or for other purposes. In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the legal holders.

Special Considerations For Indirect Holders

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless specified otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York ("DTC"), will be the depositary for all securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "—Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and legal holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a legal holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below.

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above.

  •
  An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

  •
  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable agent have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and any applicable agent also will not supervise the depositary in any way.

  •
  The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well.

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

  •
  There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

        In a few special situations described below, the global security will terminate, and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

        The global security will terminate when the following special situations occur:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  •
  if we notify any applicable depositary or warrant agent that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

        The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not the Company or any applicable agent, is responsible for deciding the names of the institutions that will be the initial direct holders.

SECURITIES ISSUED IN BEARER FORM

        We may issue securities in bearer, rather than registered, form. If we do so, those securities will be subject to special provisions described in this section. This section primarily describes provisions relating to debt securities issued in bearer form. Other provisions may apply to securities of other kinds issued in bearer form. To the extent the provisions described in this section are inconsistent with those described elsewhere in this prospectus, they supersede those described elsewhere with regard to any bearer securities. Otherwise, the relevant provisions described elsewhere in this prospectus will apply to bearer securities.

Temporary and Permanent Bearer Global Securities

        If we issue securities in bearer form, all securities of the same series and kind will initially be represented by a temporary bearer global security, which we will deposit with a common depositary for Euroclear and Clearstream. Euroclear and Clearstream will credit the account of each of their subscribers with the amount of securities the subscriber purchases. We will promise to exchange the temporary bearer global security for a permanent bearer global security, which we will deliver to the common depositary upon the later of the following two dates:

  •
  the date that is 40 days after the later of (a) the completion of the distribution of the securities as determined by the underwriter, dealer or agent and (b) the closing date for the sale of the securities by us; we may extend this date as described below under "—Extensions for Further Issuances;" and

  •
  the date on which Euroclear and Clearstream provide us or our agent with the necessary tax certificates described below under "—U.S. Tax Certificate Required."

        Unless we say otherwise in the applicable prospectus supplement, owners of beneficial interests in a permanent bearer global security will be able to exchange those interests at their option, in whole but not in part, for:

  •
  non-global securities in bearer form with interest coupons attached, if applicable; or

  •
  non-global securities in registered form without coupons attached.

        A beneficial owner will be able to make this exchange by giving us or our designated agent 60 days' prior written notice in accordance with the terms of the securities.

Extensions for Further Issuances

        Without the consent of the trustee, any holders or any other person, we may issue additional securities identical to a prior issue from time to time. If we issue additional securities before the date on which we would otherwise be required to exchange the temporary bearer global security representing the prior issue for a permanent bearer global security as described above, that date will be extended until the 40th day after the completion of the distribution and the closing, whichever is later, for the additional securities. Extensions of this kind may be repeated if we sell additional identical securities. As a result of these extensions, those who own beneficial interests in the global bearer securities may be unable to resell their interests into the United States or to or for the account or benefit of a U.S. person until the 40th day after the additional securities have been distributed and sold.

U.S. Tax Certificate Required

        We will not pay or deliver interest or other amounts in respect of any portion of a temporary bearer global security unless and until Euroclear or Clearstream delivers to us or our agent a tax certificate with regard to the owners of the beneficial interests in that portion of the global security. Also, we will not exchange any portion of a temporary global bearer security for a permanent bearer global security unless and until we receive from Euroclear or Clearstream a tax certificate with regard to the owners of the beneficial interests in that portion to be exchanged. In each case, this tax certificate must state that each of the relevant owners:

  •
  is not a United States person, as defined below under "—Limitations on Issuance of Bearer Debt Securities;"

  •
  is a foreign branch of a United States financial institution, as defined in applicable U.S. Treasury Regulations, purchasing for its own account or for resale, or is a United States person who acquired the security through a financial institution of this kind and who holds the security through that financial institution on the date of certification, provided in either case that the financial institution provides a certificate to us or the distributor selling the security to it stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the U.S. Treasury Regulations under that Section; or

  •
  is a financial institution holding for purposes of resale during the "restricted period," as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution of this kind, whether or not it is also described in either of the two preceding bullet points, must certify that it has not acquired the security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

The tax certificate must be signed by an authorized person satisfactory to us.

        No one who owns an interest in a temporary bearer global security will receive payment or delivery of any amount or property in respect of its interest, and will not be permitted to exchange its interest for an interest in a permanent bearer global security or a security in any other form, unless and until we or our agent have received the required tax certificate on its behalf.

        Special requirements and restrictions imposed by United States federal tax laws and regulations will apply to bearer securities. We describe these below under "—Limitations on Issuance of Bearer Debt Securities."

Legal Ownership of Bearer Securities

        Securities in bearer form will not be registered in any name. Whoever is the bearer of the certificate representing a security in bearer form is the legal owner of that security. Legal title and ownership of bearer securities will pass by delivery of the certificates representing the securities. Thus, when we use the term "holder" in this prospectus with regard to bearer securities, we mean the bearer of those securities.

        The common depositary for Euroclear and Clearstream will be the bearer, and thus the holder and legal owner, of both the temporary and permanent bearer global securities described above. Investors in those securities will own beneficial interests in the securities represented by those global securities; they will be only indirect owners, not holders or legal owners, of the securities.

        As long as the common depositary is the bearer of any bearer security in global form, the common depositary will be considered the sole legal owner and holder of the securities represented by the bearer security in global form. Ownership of beneficial interests in any bearer security in global form will be shown on records maintained by Euroclear or Clearstream, as applicable, by the common depositary on their behalf and by the direct and indirect participants in their systems, and ownership interests can be held and transferred only through those records. We will pay any amounts owing with respect to a bearer global security only to the common depositary.

        Neither we, the trustee nor any agent will recognize any owner of beneficial interests as a holder. Nor will we, the trustee or any agent have any responsibility for the ownership records or practices of Euroclear or Clearstream, the common depositary or any direct or indirect participants in those systems or for any payments, transfers, deliveries, communications or other transactions within those systems, all of which will be subject to the rules and procedures of those systems and participants. If you own a beneficial interest in a global bearer security, you must look only to Euroclear or Clearstream, and to their direct and indirect participants through which you hold your interest, for your ownership rights. You should read the section entitled "Legal Ownership and Book-Entry Issuance" for more information about holding interests through Euroclear and Clearstream.

Payment and Exchange of Non-Global Bearer Securities

        Payments and deliveries owing on non-global bearer securities will be made, in the case of interest payments, only to the holder of the relevant coupon after the coupon is surrendered to the paying agent. In all other cases, payments will be made only to the holder of the certificate representing the relevant security after the certificate is surrendered to the paying agent.

        Non-global bearer securities, with all unmatured coupons relating to the securities, if applicable, may be exchanged for a like aggregate amount of non-global bearer or registered securities of like kind. Non-global registered securities may be exchanged for a like aggregate amount of non-global registered securities of like kind, as described above in the sections on the different types of securities we may offer. However, we will not issue bearer securities in exchange for any registered securities.

        Replacement certificates and coupons for non-global bearer will not be issued in lieu of any lost, stolen or destroyed certificates and coupons unless we and our transfer agent receive evidence of the loss, theft or destruction, and an indemnity against liabilities, satisfactory to us and our agent. Upon redemption or any other settlement before the stated maturity or expiration, as well as upon any exchange, of a non-global bearer security, the holder will be required to surrender all unmatured coupons to us or our designated agent. If any unmatured coupons are not surrendered, we or our agent may deduct the amount of interest relating to those coupons from the amount otherwise payable or we or our agent may demand an indemnity against liabilities satisfactory to us and our agent.

        We may make payments, deliveries and exchanges in respect of bearer securities in global form in any manner acceptable to us and the depositary.

Notices

        If any bearer securities are listed on the Luxembourg Stock Exchange and that Exchange's rules require, then as long as those securities are listed on that Exchange, we will give notices to holders of bearer securities by publication in a daily newspaper of general circulation in Luxembourg. We expect that newspaper to be, but it need not be, the Luxemburger Wort. If publication in Luxembourg is not so required or is not practical, the publication will be made elsewhere in Western Europe. The term "daily newspaper" means a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. A notice will be presumed to have been received on the date it is first published. If we cannot give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical to publish the notice, then we will give notice in another form. That alternate form of notice will be sufficient notice to each holder. Neither the failure to give notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

        We may give any required notice with regard to bearer securities in global form to the common depositary for the securities, in accordance with its applicable procedures. If these provisions do not require that notice be given by publication in a newspaper, we may omit giving notice by publication.

Limitations on Issuance of Bearer Debt Securities

        In compliance with United States federal income tax laws and regulations, bearer debt securities, including bearer debt securities in global form, will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, dealers or agents participating in the offerings of bearer debt securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any bearer debt securities or during the restricted period, offer, sell, resell or deliver, directly or indirectly, any bearer debt securities in the

United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above.

        In addition, any underwriters, dealers or agents must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer debt securities are aware of the above restrictions on the offering, sale, resale or delivery of bearer debt securities.

        We will not issue bearer debt securities under which the holder has a right to purchase bearer debt securities in non-global form. Upon the holder's purchase of any underlying bearer debt securities, those bearer debt securities will be issued in temporary global bearer form and will be subject to the provisions described above relating to bearer global securities.

        We will make payments on bearer debt securities only outside the United States and its possessions except as permitted by the above regulations.

        Bearer debt securities and any coupons will bear the following legend:

        "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code."

        The sections referred to in this legend provide that, with exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of that bearer debt security or coupon.

        As used in this section entitled "Securities Issued in Bearer Form," "United States person" means:

  •
  a citizen or resident of the United States for United States federal income tax purposes;

  •
  a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

        In addition, some trusts treated as United States persons before August 20, 1996 may elect to continue to be so treated to the extent provided in the Treasury Regulations.

UNITED STATES TAXATION

        This section describes the material United States federal income tax consequences of owning certain of the Covered Securities. The material United States federal income tax consequences of owning the debt securities described below under "—Taxation of Debt Securities—United States Holders—Indexed and Other Debt Securities," of owning preferred stock that may be convertible into or exercisable or exchangeable for securities or other property, and of owning warrants in the circumstances described below. This section is the opinion of Sullivan & Cromwell LLP, United States tax counsel to the Company. It applies to you only if you hold your Covered Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a bank;

  •
  a life insurance company;

  •
  a tax-exempt organization;

  •
  a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks;

  •
  a person that owns debt securities as part of a straddle or conversion transaction for tax purposes; or

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If a partnership holds the Covered Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Covered Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Covered Securities.

        For purposes of this section, you are a U.S. holder if you are a beneficial owner of a Security and you are:

  •
  a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        You are a United States alien holder if you are the beneficial owner of a Security and are, for United States federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

        Please consult your own tax advisor concerning the consequences of owning these Covered Securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

Taxation of Debt Securities

        This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the debt securities we are offering, other than the debt securities described below under "—United States Holders—Indexed and Other Debt Securities," which will be described in the applicable prospectus supplement. It deals only with debt securities that are due to mature

30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in the applicable prospectus supplement.

  United States Holders

  Payments of Interest

        Except as described below in the case of interest on an original issue discount debt security that is not qualified stated interest, each as defined below under "—Original Issue Discount," you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a non-U.S. dollar currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

        Cash Basis Taxpayers.    If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a non-U.S. dollar currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

        Accrual Basis Taxpayers.    If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a non-U.S. dollar currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

        If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

        When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a non-U.S. dollar currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

  Original Issue Discount

        If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as an original issue discount debt security if the amount by which the debt security's stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security's issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security's stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed below under "—Variable Rate Debt Securities."

        In general, your debt security is not an original issue discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 0.25 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under "—Election to Treat All Interest as Original Issue Discount." You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security's de minimis original issue discount by a fraction equal to:

  •
  the amount of the principal payment made divided by:

  •
  the stated principal amount of the debt security.

        Generally, if your original issue discount debt security matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of original issue discount that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of original issue discount in income over the life of your debt security. More specifically, you can calculate the amount of original issue discount that you must include in income by adding the daily portions of original issue discount with respect to your original issue discount debt security for each day during the taxable year or portion of the taxable year that you hold your original issue discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. You may select an accrual period of any length with respect to your original issue discount debt security and you may vary the length of each accrual period over the term of your original issue discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the original issue discount debt security must occur on either the first or final day of an accrual period.

        You can determine the amount of original issue discount allocable to an accrual period by:

  •
  multiplying your original issue discount debt security's adjusted issue price at the beginning of the accrual period by your debt security's yield to maturity; and then

  •
  subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

        You must determine the original issue discount debt security's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your original issue discount debt security's adjusted issue price at the beginning of any accrual period by:

  •
  adding your original issue discount debt security's issue price and any accrued original issue discount for each prior accrual period; and then

  •
  subtracting any payments previously made on your original issue discount debt security that were not qualified stated interest payments.

        If an interval between payments of qualified stated interest on your original issue discount debt security contains more than one accrual period, then, when you determine the amount of original issue discount allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of original issue discount allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

        The amount of original issue discount allocable to the final accrual period is equal to the difference between:

  •
  the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and

  •
  your debt security's adjusted issue price as of the beginning of the final accrual period.

        Acquisition Premium.    If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security's adjusted issue price, as determined above, the excess is acquisition premium. If you do not make the election described below under "—Election to Treat All Interest as Original Issue Discount," then you must reduce the daily portions of original issue discount by a fraction equal to:

  •
  the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

  •
  the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security's adjusted issue price.

        Pre-Issuance Accrued Interest.    An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

  •
  a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

  •
  the first stated interest payment on your debt security is to be made within one year of your debt security's issue date; and

  •
  the payment will equal or exceed the amount of pre-issuance accrued interest.

        If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

        Debt Securities Subject to Contingencies Including Optional Redemption.    Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

  •
  the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

  •
  one of such schedules is significantly more likely than not to occur.

        If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

        Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

  •
  in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

  •
  in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

        If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

        If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of original issue discount, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security's adjusted issue price on that date.

        Election to Treat All Interest as Original Issue Discount.    You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above, with the modifications described below. For purposes of this election, interest will include stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "—Debt Securities Purchased at a Premium," or acquisition premium.

        If you make this election for your debt security, then, when you apply the constant-yield method:

  •
  the issue price of your debt security will equal your cost;

  •
  the issue date of your debt security will be the date you acquired it; and

  •
  no payments on your debt security will be treated as payments of qualified stated interest.

        Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under "—Market Discount" to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

        Variable Rate Debt Securities.    Your debt security will be a variable rate debt security if:

  •
  your debt security's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

  •
  .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

  •
  15 percent of the total noncontingent principal payments; and

  •
  your debt security provides for stated interest, compounded or paid at least annually, only at:

  •
  one or more qualified floating rates;

  •
  a single fixed rate and one or more qualified floating rates;

  •
  a single objective rate; or

  •
  a single fixed rate and a single objective rate that is a qualified inverse floating rate.

        Your debt security will have a variable rate that is a qualified floating rate if:

  •
  variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

  •
  the rate is equal to such a rate multiplied by either:

  •
  a fixed multiple that is greater than 0.65 but not more than 1.35; or

  •
  a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

  •
  the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

        If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

        Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

        Your debt security will have a variable rate that is a single objective rate if:

  •
  the rate is not a qualified floating rate;

  •
  the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

  •
  the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

        Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security's term.

        An objective rate as described above is a qualified inverse floating rate if:

  •
  the rate is equal to a fixed rate minus a qualified floating rate and

  •
  the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

        Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

  •
  the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

  •
  the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

        In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

        If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and original issue discount accruals on your debt security by:

  •
  determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

  •
  constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

  •
  determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

  •
  adjusting for actual variable rates during the applicable accrual period.

        When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

        If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and original issue discount accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

        Short-Term Debt Securities.    In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue original issue discount, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue original issue discount on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include original issue discount in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued original issue discount, which will be determined on a straight-line basis unless you make an election to accrue the original issue discount under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue original issue discount on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

        When you determine the amount of original issue discount subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security's stated redemption price at maturity.

        Non-U.S. Dollar Currency Original Issue Discount Debt Securities.    If your original issue discount debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you must determine original issue discount for any accrual period on your original issue discount debt security in the non-U.S. dollar currency and then translate the amount of original issue discount into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under "—Payments of Interest." You may recognize ordinary income or loss when you receive an amount attributable to original issue discount in connection with a payment of interest or the sale or retirement of your debt security.

  Market Discount

        You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

  •
  you purchase your debt security for less than its issue price as determined above; and

  •
  the difference between the debt security's stated redemption price at maturity or, in the case of an original issue discount debt security, the debt security's revised issue price, and the price you paid for your debt security is equal to or greater than 0.25 percent of your debt security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security's maturity. To determine the revised issue price of your debt security for these purposes, you generally add any original issue discount that has accrued on your debt security to its issue price.

        If your debt security's stated redemption price at maturity or, in the case of an original issue discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 0.25 percent multiplied by the number of complete years to the debt security's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

        You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

        You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

  Debt Securities Purchased at a Premium

        If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security's yield to maturity. If your debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you will compute your amortizable bond premium in units of the non-U.S. dollar currency and your amortizable bond premium will reduce your interest income in units of the non-U.S. dollar currency. Gain or loss recognized that is attributable to changes in foreign currency exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the United States Internal Revenue Service. See also "—Taxation of Debt Securities—United States Holders—Original Issue Discount—Election to Treat All Interest as Original Issue Discount."

  Purchase, Sale and Retirement of the Debt Securities

        Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

  •
  adding any original issue discount, market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security; and then

  •
  subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

        If you purchase your debt security with non-U.S. dollar currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable U.S. Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

        You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in non-U.S. dollar currency, the amount you realize will be the U.S. dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the specified currency on the settlement date of the sale.

        You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

  •
  described above under "—Taxation of Debt Securities—United States Holders—Original Issue Discount—Short-Term Debt Securities" or "—Market Discount;"

  •
  attributable to accrued but unpaid interest;

  •
  the rules governing contingent payment obligations apply; or

  •
  attributable to changes in exchange rates as described below.

        Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

        You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

  Exchange of Amounts in Other Than U.S. Dollars

        If you receive non-U.S. dollar currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the non-U.S. dollar currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase non-U.S. dollar currency, you generally will have a tax basis equal to the U.S. dollar value of the non-U.S. dollar currency on the date of your purchase. If you sell or dispose of a non-U.S. dollar currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

  Indexed and Other Debt Securities

        The applicable prospectus supplement will discuss the material United States federal income tax rules with respect to contingent non-U.S. dollar currency debt securities, debt securities that may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of the Company or debt or equity securities of one or more third parties, debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities, and with respect to any renewable and extendible debt securities and any debt securities providing for the periodic payment of principal over the life of the debt security.

  United States Alien Holders

        This subsection describes the tax consequences to a United States alien holder. This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

        Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security or coupon:

  •
  we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including original issue discount, to you if, in the case of payments of interest:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  in the case of a debt security other than a bearer debt security, the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

  •
  you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) not a United States person;

  •
  in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a person who is not a United States person;

  •
  the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

  •
  a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

  •
  a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

  •
  a U.S. branch of a non-United States bank or of a non-United States insurance company; and

      the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a person who is not a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service);

      •
      the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business:

      •
      certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you; and

      •
      to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form; or

      •
      the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a person who is not a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations; and

    •
    in the case of a bearer debt security, the debt security is offered, sold and delivered in compliance with the restrictions described above under "Securities Issued in Bearer Form" and payments on the debt security are made in accordance with the procedures described above under that section; and

    •
    no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security or coupon.

Further, a debt security or coupon held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

  •
  the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death; and

  •
  the income on the debt security would not have been effectively connected with a U.S. trade or business of the decedent at the same time.

  Treasury Regulations Requiring Disclosure of Reportable Transactions

        Pursuant to Treasury regulations, United States taxpayers must report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, if the debt securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

  Backup Withholding and Information Reporting

  United States Holders

        In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of original issue discount on an original issue discount debt security. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United States. Additionally, backup withholding will apply to any payments, including payments of original issue discount, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

  United States Alien Holders

        In general, if you are a United States alien holder, payments of principal, premium or interest, including original issue discount, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "—Taxation of Debt Securities—United States Alien Holders" are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

  •
  the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

  •
  an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) not a United States person; or

  •
  other documentation upon which it may rely to treat the payment as made to a person who is not a United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the debt securities in accordance with U.S. Treasury regulations; or

  •
  you otherwise establish an exemption.

        If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a person who is not a United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

        In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States;

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

        In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a United States person;

  •
  a controlled foreign corporation for United States tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Taxation of Preferred Stock and Depositary Shares

        This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the preferred stock and depositary shares that we may offer other than preferred stock that may be convertible into or exercisable or exchangeable for securities or other property, which will be described in the applicable prospectus supplement. When we refer to preferred stock in this subsection, we mean both preferred stock and depositary shares.

  United States Holders

  Distributions on Preferred Stock

        You will be taxed on distributions on preferred stock as dividend income to the extent paid out of our current or accumulated earnings and profits for United States federal income tax purposes. If you are a noncorporate United States holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum rate of 15%, provided that you hold your shares of preferred stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold your shares of preferred stock for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet other holding period requirements. If you are taxed as a corporation, except as described in the next subsection, dividends would be eligible for the 70% dividends-received deduction.

        You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the preferred stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the preferred stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the preferred stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

  Limitations on Dividends-Received Deduction

        Corporate shareholders may not be entitled to take the 70% dividends-received deduction in all circumstances. Prospective corporate investors in preferred stock should consider the effect of:

  •
  Section 246A of the Internal Revenue Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is "directly attributable" to an investment in portfolio stock such as preferred stock;

  •
  Section 246(c) of the Internal Revenue Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

  •
  Section 1059 of the Internal Revenue Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any "extraordinary dividend" (as defined below) that is eligible for the dividends-received deduction.

  Extraordinary Dividends

        If you are a corporate shareholder, you will be required to reduce your tax basis (but not below zero) in the preferred stock by the nontaxed portion of any "extraordinary dividend" if you have not held your stock for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend on the preferred stock generally would be a dividend that:

  •
  equals or exceeds 5% of the corporate shareholder's adjusted tax basis in the preferred stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

  •
  exceeds 20% of the corporate shareholder's adjusted tax basis in the preferred stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

        In determining whether a dividend paid on the preferred stock is an extraordinary dividend, a corporate shareholder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the company, regardless of the stockholder's holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate shareholder's tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

        If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to your ownership or disposition of preferred stock in your particular circumstances.

  Redemption Premium

        If we may redeem your preferred stock at a redemption price in excess of its issue price, the entire amount of the excess may constitute an unreasonable redemption premium which will be treated as a constructive dividend. You generally must take this constructive dividend into account each year in the same manner as original issue discount would be taken into account if the preferred stock were treated as an original issue discount debt security for United States federal income tax purposes. See "—Taxation of Debt Securities—United States Holders—Original Issue Discount" above for a discussion of the special tax rules for original issue discount. A corporate shareholder would be entitled to a dividends-received deduction for any constructive dividends unless the special rules denying a dividends-received deduction described above in "—Limitations on Dividends-Received Deduction" apply. A corporate shareholder would also be required to take these constructive dividends into account when applying the extraordinary dividend rules described above. Thus, a corporate shareholder's receipt of a constructive dividend may cause some or all stated dividends to be treated as extraordinary dividends. The applicable prospectus supplement for preferred stock that is redeemable at a price in excess of its issue price will indicate whether tax counsel believes that a shareholder must include any redemption premium in income.

  Sale or Exchange of Preferred Stock Other Than by Redemption

        If you sell or otherwise dispose of your preferred stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the preferred stock. Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

  Redemption of Preferred Stock

        If we are permitted to and redeem your preferred stock, it generally would be a taxable event. You would be treated as if you had sold your preferred stock if the redemption:

  •
  results in a complete termination of your stock interest in us;

  •
  is substantially disproportionate with respect to you; or

  •
  is not essentially equivalent to a dividend with respect to you.

        In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account.

        If we redeem your preferred stock in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the preferred stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the preferred stock for more than one year.

        If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the preferred stock and thereafter would be treated as capital gain. If a redemption of the preferred stock is treated as a distribution that is taxable as a dividend, your basis in the redeemed preferred stock would be transferred to the remaining shares of our stock that you own, if any.

        Special rules apply if we redeem preferred stock for our debt securities. We will discuss these rules in an applicable prospectus supplement if we have the option to redeem your preferred stock for our debt securities.

  United States Alien Holders

  Dividends

        Except as described below, if you are a United States alien holder of preferred stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

        If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) are not a United States person; and

  •
  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

        "Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

        If you are a corporate United States alien holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

  Gain on Disposition of Preferred Stock

        If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of preferred stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States (and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis);

  •
  you are an individual, you hold the preferred stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

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  we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of your class of preferred stock and you are not eligible for any treaty exemption.

        If you are a corporate United States alien holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

        We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

  Federal Estate Taxes

        Preferred stock held by a United States alien holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  Backup Withholding and Information Reporting

  United States Holders

        In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements and backup withholding tax if you are a non-corporate United States person and you:

  •
  fail to provide an accurate taxpayer identification number;

  •
  are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  in certain circumstances, fail to comply with applicable certification requirements.

        If you sell your preferred stock outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to you outside the United States, then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your preferred stock through a non-U.S. office of a broker that is:

  •
  a United States person;

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  a controlled foreign corporation for United States tax purposes;

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  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

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  one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business.

        You generally may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

        United States Alien Holders. If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments; and

  •
  the payment of the proceeds from the sale of preferred stock effected at a United States office of a broker;

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) are not a United States person; or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments in accordance with U.S. Treasury regulations; or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of preferred stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of preferred stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States;

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of preferred stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a United States person;

  •
  a controlled foreign corporation for United States tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Taxation of Warrants

  U.S. Holders

        The exercise of a warrant to purchase common shares generally will not constitute a taxable event. Accordingly, you generally will not recognize gain or loss upon the exercise of a warrant. Rather, you will recognize taxable gain or loss if and when you dispose of the common shares you received pursuant to the exercise of the warrant in a taxable transaction. Your aggregate tax basis in the common shares received pursuant to the exercise of the warrant will be equal to the amount paid upon the exercise of the warrant plus your basis in the warrant. The holding period of the common shares received pursuant to the exercise of the warrant would begin on the day that the warrant is exercised. You will recognize taxable gain or loss upon the sale or other disposition of the warrants in an amount equal to the difference between the amount you realize for the warrants and your aggregate tax basis in the warrants. Such gain or loss will generally be treated as capital gain or loss. If you are a non-corporate holder, capital gains you derive with respect to capital assets you have held for more than one year is generally eligible for reduced rates of taxation.

        If your warrant is allowed to lapse unexercised, you will recognize a capital loss equal to your basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year. The deductibility of capital losses is subject to limitations under the Code.

        This discussion assumes that your warrant is not listed on a qualified board of exchange as described in Section 1256(g)(7) of the Code. If your warrant is listed on a qualified board of exchange, see the applicable prospectus supplement for the tax treatment of your warrant.

        The exercise price of the warrants will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the exercise price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of your interest in the warrant, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible exercise price adjustments provided in the warrants (including, without limitation, adjustments in respect of taxable dividends to holders of our common shares) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. You should consult your own tax advisor regarding the possible application of Section 305(c) of the Code.

PLAN OF DISTRIBUTION

        The Company and/or the Selling Shareholders and their successors, including their transferees, may sell the Securities and/or the TARP Securities covered by this prospectus (collectively, the "Covered Securities"), directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Company and/or the Selling Shareholders or the purchasers of such Covered Securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The Covered Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

        If underwriters are used in an offering of Covered Securities, such offered Covered Securities may be resold in one of more transactions:

  •
  on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the New York Stock Exchange in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise.

        If required, each prospectus supplement relating to an offering of Covered Securities will state the terms of the offering, including, but not limited to:

  •
  the names of any underwriters, dealers, or agents;

  •
  the public offering or purchase price of the Covered Securities and the net proceeds that we and/or the Selling Shareholders will receive from the sale;

  •
  any underwriting discounts and commissions or other items constituting underwriters' compensation;

  •
  any discounts, commissions, or fees allowed or paid to dealers or agents; and

  •
  any securities exchange on which the offered securities may be listed.

        If the Company and/or the Selling Shareholders sell Covered Securities to underwriters, we will execute an underwriting agreement with them at the time of the sale and will name them in the applicable prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of Covered Securities for whom they may act as agent. Unless we specify otherwise in the applicable prospectus supplement, the underwriters will not be obligated to purchase the Covered Securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the Covered Securities offered by such prospectus supplement, they will be required to purchase all of such offered Covered Securities. The underwriters may acquire the Covered Securities for their own account and may resell the Covered Securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the Covered Securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent.

        In addition, any Covered Securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        In connection with the sale of Covered Securities or otherwise, the Company and/or the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the TARP Warrant or other warrant(s) in the course of hedging the positions they assume. The Company and/or the Selling Shareholders may also sell short the common stock issuable upon exercise of the TARP Warrant or other warrant(s) and deliver common stock to close out short positions, or loan or pledge the Preferred Stock or the common stock issuable upon exercise of the TARP Warrant or other warrant(s) to broker-dealers that in turn may sell the TARP Securities or other Securities.

        The aggregate proceeds to the Company and/or the Selling Shareholders from the sale of the Covered Securities will be the purchase price of the Covered Securities less discounts and commissions, if any.

        In effecting sales, broker-dealers or agents engaged by the Company or the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Company or the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Underwriting compensation will not exceed 8% of the offering amount for any offering of the Covered Securities.

        In offering the Covered Securities, the Company and/or the Selling Shareholders and any broker-dealers who execute sales for the Company and/or the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the Company and/or the Selling Shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling Shareholders who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        In order to comply with the securities laws of certain states, if applicable, any securities covered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the Selling Shareholders. In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, including Rule 153 under the Securities Act.

        We do not intend to apply for listing of the Fixed Rate Preferred Stock on any securities exchange or for inclusion of the Fixed Rate Preferred Stock in any automated quotation system unless requested by the Initial Selling Shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the Fixed Rate Preferred Stock.

        We have agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the TARP Securities covered by this prospectus.

        Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make. The underwriters, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business.

SELLING SHAREHOLDERS

        The Initial Selling Shareholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The TARP Securities covered by this prospectus for the account of the Selling Shareholders consist of:

  •
  135,000 shares of Fixed Rate Preferred Stock, representing beneficial ownership of 100% of the shares of the Fixed Rate Preferred Stock outstanding on the date of this prospectus;

  •
  a warrant to purchase 1,585,748 shares of our common stock; and

  •
  1,585,748 shares of our common stock issuable upon exercise of the TARP Warrant, which shares, if issued, would represent ownership of approximately 5.2% of our common stock as of February 4, 2009.

        For purposes of this prospectus, we have assumed that, after completion of the offering, none of the TARP Securities covered by this prospectus will be held by the Selling Shareholders.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the Initial Selling Shareholder has sole voting and investment power with respect to the TARP Securities.

        We do not know when or in what amounts the Selling Shareholders may offer the TARP Securities for sale. The Selling Shareholders might not sell any or all of the TARP Securities offered by this prospectus. Because the Selling Shareholders may offer all or some of the TARP Securities pursuant to this offering, and because currently no sale of any of the TARP Securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the TARP Securities that will be held by the Selling Shareholders after completion of the offering.

        Other than with respect to the acquisition of the TARP Securities, the Initial Selling Shareholder has not had a material relationship with us.

        Information about the Selling Shareholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

 VALIDITY OF THE COVERED SECURITIES

        Unless otherwise indicated in the applicable prospectus supplement, the validity of the Covered Securities offered pursuant to this prospectus will be passed upon for us by Sullivan & Cromwell LLP and Glenn K.C. Ching, Senior Vice President and General Counsel of Central Pacific Financial Corp. The opinions of Sullivan & Cromwell LLP and Glenn K.C. Ching, Senior Vice President and General Counsel of Central Pacific Financial Corp. will be conditioned upon, and subject to certain assumptions regarding, future action to be taken by the Company and its Board of Directors in connection with the issuance and sale of any particular series of the Securities, the specific terms of the Securities and other matters which may affect the validity of Securities but which cannot be ascertained on the date of such opinions. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

        The consolidated financial statements of Central Pacific Financial Corp. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three year period ended December 31, 2007, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$100,000,000

Common Stock

PROSPECTUS SUPPLEMENT

July             , 2009